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INDEX TO FINANCIAL STATEMENTS Lodging Fund REIT III, Inc. & Subsidiaries Consolidated Financial Statements

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

LODGING FUND REIT III, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	83-1750653 (I.R.S. Employer Identification No.)
1635 43rd Street South, Suite 205, Fargo, North Dakota (Address of principal executive offices)	58103 (Zip Code)

Registrant's telephone number including area code (701) 630-6500

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

        Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, $0.01 par value
(Title of class)

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

        If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this Form 10 of the Company other than historical facts are forward-looking statements. Such statements include, in particular, statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "should," "expect," "could," "intend," "anticipate," "plan," "estimate," "believe," "potential," "continue," or other similar words. Specifically, we consider, among others, statements concerning future operating results and cash flows, our ability to meet future obligations, and the amount and timing of any future distributions to stockholders to be forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the SEC. We make no representations or warranties (express or implied) about the accuracy of any such forward-looking statements contained in this Form 10, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

        Any such forward-looking statements are subject to unknown risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations, provide distributions to stockholders, and maintain the value of our real estate properties, may be significantly hindered.

        The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

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  We have a limited operating history and may not be successful at operating a real estate investment trust, or REIT, which may adversely affect our ability to make distributions to our stockholders.

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  Failure to qualify as a REIT would reduce our net earnings available for investment or distribution to our stockholders.

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  Our advisor, its executive officers and other key personnel, as well as certain of our officers and directors, whose services are essential to the Company, may be involved in other business ventures, and will face a conflict in allocating their time and other resources between us and the other activities in which they are or may become involved. Failure of our advisor, its executive officers and key personnel, and our officers and directors to devote sufficient time or resources to our operations could result in reduced returns to our stockholders.

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  We will pay certain prescribed fees to our advisor and its affiliates regardless of the quality of services provided.

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  We have utilized and may continue to utilize debt financing from third parties to acquire properties and to make capital improvements at our properties. Our ability to acquire, rehabilitate, renovate and manage our properties may be limited if we cannot obtain satisfactory financing, which will depend on capital markets conditions. There can be no assurance that we will be able to obtain financing on favorable terms, or at all.

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  We intend to acquire only hotel properties. As a result, we will only have limited diversification as to the type of property we own. In the event of an economic recession affecting the

i

    economies of the areas in which the properties are located or a decline in values in general, our financial performance could be materially and adversely affected.

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  Demand for our properties may be affected by various factors, including an over-supply or over-building of hotel properties in our properties' markets. If demand does not increase or if demand weakens, our operating results and growth prospects could be adversely affected.

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ITEM 1.    BUSINESS.

        We are filing this Form 10 to register shares of our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of our voluntary registration of our common stock pursuant to the Exchange Act, following the effectiveness of this Form 10, we will be subject to the requirements of the Exchange Act and the rules promulgated thereunder. In particular, we will be required to file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K and otherwise comply with the disclosure obligations of the Exchange Act applicable to issuers filing registration statements to register a class of securities pursuant to Section 12(g) of the Exchange Act. We are voluntarily registering shares of our common stock pursuant to Section 12(g) of the Exchange Act to provide our stockholders with access to public disclosure regarding our business and operations of the type required in the reports filed under the Exchange Act.

General

        Lodging Fund REIT III, Inc. is a Maryland corporation formed on April 9, 2018 for the principal purpose of acquiring a diversified portfolio of hotel properties (the "Projects") located primarily in the "America's Heartland," which the Company defines as the geographic area from North Dakota to Texas and the Appalachian Mountains, to the Rocky Mountains. On an infrequent and opportunistic basis, we may also originate or acquire high-yield loans secured directly or indirectly by real estate-related assets, which loans will be made to certain qualified third-party borrowers and/or affiliates of our advisor (the "Loans"). We intend to qualify as a real estate investment trust, or REIT, beginning with the taxable year ending December 31, 2018; however, we have not yet filed our tax return for the year ended December 31, 2018 as of the date of this filing. We have not received an opinion of counsel regarding our status under the Internal Revenue Code as a REIT. We conduct substantially all of our business and own substantially all real estate investments through our operating partnership, Lodging Fund REIT III OP, LP, a Delaware limited partnership (the "Operating Partnership"). We are the sole general partner (the "General Partner") of the Operating Partnership. We and the Operating Partnership are advised by Legendary Capital REIT III, LLC, a Delaware limited liability company (the "Advisor") pursuant to an agreement (the "Advisory Agreement") under which the Advisor performs advisory services regarding acquisition, financing and disposition of the Projects and origination of the Loans, and is responsible for managing, operating and maintaining the Projects and day-to-day management of the Company. The Advisor may, in its sole discretion, perform these duties through one or more affiliates. We expect to engage NHS, LLC dba National Hospitality Services ("NHS") to manage the Projects in our initial portfolio; however, we can and may engage a third party property management company. NHS is wholly-owned by Norman Leslie, a director and executive officer of the Company and a principal of the Advisor. The Advisor has no direct employees. The employees of Legendary Capital, LLC (the "Sponsor"), an affiliate of the Advisor, provide services to the Company related to the negotiations of property acquisitions and financing, asset management, accounting, investor relations, and all other administrative services. Where applicable in this Form 10, "we," "our," "us," and "the Company" refers to Lodging Fund REIT III, Inc., the Operating Partnership and their subsidiaries except where the context otherwise requires.

        On June 1, 2018, we commenced an offering (the "Offering") of up to 10,000,000 shares of our common stock under a private placement to qualified purchasers who meet the definition of "accredited investors," as provided in Regulation D of the Securities Act of 1933, as amended (the "Securities Act"). The Offering will continue until the earlier of (i) the date when the maximum offering amount is sold, (ii) June 1, 2020, which may be extended by our board of directors in its sole discretion, or (iii) a decision by the Company to terminate the Offering. As of June 30, 2019, the Company had issued 3,288,371 shares of common stock resulting in gross offering proceeds of approximately $32.4 million, including 37,516 shares issued under our dividend reinvestment plan. After deductions for payments of selling commissions, marketing and diligence allowances, other wholesale selling costs and expenses, and other offering expenses, we received net offering proceeds of approximately $26.0 million. The net offering proceeds have been used to fund property acquisitions. No public market exists for the shares of our common stock and none is expected to develop.

        As of the date of this Form 10, we own four properties consisting of properties in Cedar Rapids, Iowa; Pineville, North Carolina; Eagan, Minnesota; and Prattville, Alabama, referred to in this Form 10 as the "Cedar Rapids Property," the "Pineville Property," the "Eagan Property," and the "Prattville Property," respectively. See Item 3, "Properties" for a more detailed description of our current portfolio.

        Our principal executive offices are located at 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103. Our telephone number is (701) 630-6500.

Our REIT Status

        To qualify for REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income, determined without regard for any deduction for distributions paid and excluding any net capital gain, to our stockholders. If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the REIT taxable income we distribute to our stockholders. Even if we qualify as a REIT, we may still be subject to some federal, state and local taxes on a certain portion of our income or property. If we fail to qualify as a REIT in any taxable year, including the current year, we will be subject to federal income tax at regular corporate rates.

Our Operating Partnership

        We plan to utilize an "umbrella partnership real estate investment trust," or "UPREIT" structure, in which substantially all of our real estate investments are owned through the Operating Partnership. The Company is the sole general partner of the Operating Partnership.

Our Taxable REIT Subsidiary (TRS) Structure

        We anticipate that substantially all of our Projects will be indirectly owned by the Operating Partnership through wholly-owned special purpose limited liability companies or other subsidiaries. In order for the income from our hotel operations to constitute "rents from real property" for purposes of the gross income tests required for REIT qualification, we cannot directly or indirectly operate any of the Projects. Instead, we must lease the Projects in order to derive REIT-qualified income from rents. The Operating Partnership will form various subsidiaries ("TRS Lessees") to act as the lessees of the Projects. Rather than leasing the Projects to third-party operators not owned or controlled by us, we opted to integrate the hotel operating entities into our REIT structure through the use of our TRS Lessees. By integrating each hotel operating entity within our REIT structure, we will capture for our stockholder's benefit not only net lease income from the Project owner subsidiaries, but also 100% of the income from the hotel operating entities. To facilitate our REIT structure, the Operating Partnership formed Lodging Fund REIT III TRS, Inc., a Delaware corporation ("Master TRS"), to act as the "master" TRS entity. When we acquire a Project, the Master TRS will form a separate wholly-owned TRS Lessee. That Lessee will enter into a triple-net lease agreement with a wholly-owned subsidiary of the Operating Partnership to operate the Project.

        Our TRS Lessees have entered into and will continue to enter into management agreements with management companies to operate the Projects. We anticipate that the rent paid to us by our TRS Lessees will qualify as "rents from real property," provided that the TRS Lessees engage "eligible independent contractors" (per IRC Sec 856(d)(9)(A)) to manage the Projects. Our TRS Lessees have engaged NHS to manage our initial portfolio of Projects. We believe that NHS has qualified and will continue to qualify as an eligible independent contractor. Income earned by our TRS Lessees will be fully subject to federal, state and local corporate income tax.

Ownership Structure

        The following chart shows our current ownership structure and our relationship with the Advisor as of the date hereof.

Investment Objectives and Operations

        We intend to invest primarily in 80 to 200 room limited-service, select-service and extended stay hotel properties with strong mid-market brands in the America's Heartland. Our overall strategy is to purchase a diverse portfolio of hotels that presents a strong opportunity for both cash flow generation and capital appreciation. We will attempt to diversify our investment portfolio by geography, brand and asset opportunity type. Our target markets are metropolitan statistical areas in America's Heartland with populations exceeding 250,000 that exhibit well-diversified business and leisure demand generators. We intend to focus mainly on well-known and established hotel brands, such as Marriott Hotels®, Hilton®, IHG and Hyatt®, however, we may acquire lesser-known hotel brands where strategically appropriate. We will attempt to further diversify our investments based on three asset opportunity classes: "Stabilized" opportunities (steady historical performers), "Refresh" opportunities (needing capital expenditure or management upgrades) and "Value" opportunities (requiring significant upgrades and stabilization). We do not intend to add Value opportunities unless circumstances arise that would make it advantageous.

        On an infrequent and opportunistic basis, we may also originate or acquire Loans secured directly or indirectly by real estate-related assets, including, without limitation, mortgages, senior secured loans, subordinated loans, mezzanine loans and bridge loans. These Loans will typically be secured by a first or second lien on real estate and other assets of the borrower. We may also make Loans that are secured by partnership or membership interests in companies affiliated with the borrowers.

        Our investment objectives are:

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  to preserve, protect and return investor capital contributions;

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  to pay regular cash distributions; and

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  to realize appreciation in the value of our investments upon the ultimate sale of such investments.

        There is no assurance that we will attain these objectives or that there will be any return of capital to investors. Investment results may vary substantially over time and from period to period. Our board of directors may, from time to time, change our investment objectives if it determines it is advisable and in the best interest of our stockholders.

Our Investment Strategy

  Real Estate Investments

        We believe there is a significant inventory of properties in our target markets that are of quality construction, in good locations with well-known brands and historical track records that meet our diversified portfolio parameters. We believe that many of these hotels can be purchased at less than replacement cost. Our intent is to invest in both larger and smaller markets and create a diversified portfolio of historically steady performers blended with selected properties that have either been poorly managed or under-capitalized. Our intention is to build a diversified portfolio of hotel properties, complete certain property improvements and operate the individual Projects with a final goal of selling the entire portfolio in a single transaction.

        In evaluating potential hotel properties for acquisition, we consider various factors including their historical financial and operating performance. There are many issues that may affect a hotel's profitability and cash flow. We plan to target markets that have been historically strong from a demand perspective. We also plan to focus on properties that we anticipate will require relatively modest necessary capital improvements in the short term.

        We expect that the majority of the Projects will be mid-market hotels that do not provide full-service facilities to guests including the following types of franchised hotel properties:

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  Limited-Service Hotels.  Limited-service hotels offer limited facilities and amenities, typically without a full-service restaurant.

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  Select-Service Hotels.   Select-service hotels offer the fundamentals of limited-service properties together with a selection of services and amenities characteristic of full-service hotels. Generally, the additional amenities are restaurants and banquet facilities but on a less elaborate scale than one would find at full-service hotels.

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  Extended Stay Hotels.  Extended stay hotels typically focus on attracting guests for extended periods. These properties quote weekly rates and blend transient and long-term bookings.

        By concentrating on top-quality institutional franchisors like Marriott Hotels®, Hilton®, IHG and Hyatt®, we believe we can (i) command a Revenue Per Available Room, or RevPAR, premium over sub-market competitive sets, (ii) take advantage of the brands' strong loyalty programs, (iii) utilize brand channels to deliver guests, (iv) enjoy the benefits of premier system standards, where the brands drive consistent quality, high service standards, innovative design and modern amenities across each respective flag, (v) benefit from effective brand segmentation where, through a wide range of hospitality choices within each brand family, each brand appeals to a broad range of travelers with differing levels of amenities and rates and (vi) utilize the brands' institutional character to drive faster and stronger resale, financing flexibility and investor confidence. We will attempt to enter into minimum ten-year franchise agreements for each of our franchised hotel properties.

        We generally will acquire a fee interest in the Projects directly through special purpose entities which are generally wholly owned subsidiaries of our Operating Partnership. We may also make investments in certain Projects through joint ventures with third-party institutions, developers, operators, investors and other third parties as well as with affiliates of the Advisor. Such joint ventures may be leveraged with debt financing or unleveraged. We anticipate that we will purchase the Projects pursuant to purchase and sale agreements with the sellers, but we may also enter into contribution agreements whereby the owner of the property desires to exchange its property for limited partnership interests in the Operating Partnership.

        Our investment activities have been delegated to the Advisor under the Advisory Agreement. The Advisor will originate investment opportunities for the Company, conduct an underwriting analysis on the properties, negotiate and structure the acquisitions and related debt financing, and present its investment recommendations to our board of directors for its consideration and approval. Once a property has been identified, the Advisor will conduct a comprehensive underwriting review of the target property. During this process, the Advisor will request, review and evaluate various materials and documents relating to the property, including property plans and specifications, Phase I environmental site assessments, building condition reports, surveys, title documents, historical financial statements, title insurance policies and property insurance policies. We will also obtain independent third-party appraisals or valuations of the properties.

        We have financed and plan to continue to finance the purchase of the Projects with proceeds from the Offering and loans obtained from third-party lenders. We expect to use moderate leverage to enhance the total cash flow to our stockholders. We anticipate that the aggregate loan-to-value ratio for the Company will be between 35% and 65%. We will target a loan-to-value ratio for the Projects of between 35% and 70%, based on the purchase price of the Projects; however, we may obtain financing that is less than or higher than such loan-to-value ratio for an individual Project at the discretion of our board of directors. We will seek to obtain financing on the most favorable terms available. Loans are expected to be nonrecourse and will be secured by the applicable Project. In some cases, however, we may be required to enter into guaranties for the loans for certain non-recourse carve-outs.

        We have obtained and may in the future obtain lines of credit or other financings secured by one or more of the Projects in order to bridge the acquisition of, or acquire additional Projects, to fund property improvements and other capital expenditures, to make distributions, and for other purposes. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the dividends-paid deduction and excluding net capital gain). As of the date of this Form 10, we have entered into a $25,000,000 revolving line of credit (the "Revolving Loan") with TCF National Bank to provide immediate funds to acquire the Projects, and the Operating Partnership has entered into a $3,000,000 line of credit (the "Midwest Loan") with Midwest Bank to provide immediate capital to fund acquisitions of the Projects. See "Item 2, Financial Information—Liquidity and Capital Resources—Debt" for a description of these loans.

        We plan on holding and managing the Projects and our other investments for approximately five years following the termination of the Offering, although our board of directors has discretion to extend this holding period indefinitely. Our intention, however, is to dispose of our entire portfolio as soon as practicable when market conditions are favorable. Circumstances may arise, however, that make it more beneficial to sell one or more Projects on an individual basis. The Advisor will continually evaluate each Project's performance based on market conditions and our overall objectives to determine an appropriate time to sell the Projects in an effort to maximize total returns to our stockholders. See "—Disposition Strategy" below.

  Origination and Acquisition of Loans

        On an infrequent and opportunistic basis, we may originate or acquire Loans secured directly or indirectly by real estate-related assets, including, without limitation, mortgages, senior secured loans, subordinated loans, mezzanine loans and bridge loans. These Loans will typically be secured by a first or second lien on the real property and other assets of the borrower ("Borrower Property"). We may also make mezzanine Loans to the person who owns the entity that owns the Borrower Property, which will be secured by such owner's partnership or membership interest in such entity. The borrowers of the Loans may be qualified third parties, funds or Delaware statutory trusts sponsored and/or managed by the Advisor or its affiliates, or affiliates of the Advisor. When considering whether to make or acquire a Loan, we will use substantially the same criteria to evaluate the Borrower Property as we do to evaluate potential Projects. We do not expect to invest more than 15% of the total proceeds from the Offering in Loans.

Disposition Strategy

        Our investment strategy is generally to acquire a portfolio of hotel properties that presents a strong opportunity both for cash flow generation and capital appreciation and to sell the entire portfolio in a single transaction in approximately five years or sooner if we determine that market conditions are favorable or the sale would otherwise be in the best interest of the Company and our stockholders. In certain circumstances, we may decide that it is prudent to sell one or more Projects in a separate transaction, based on such factors as prevailing economic conditions, specific real estate market conditions and the performance of the Project. We anticipate that the holding period for the Loans will be shorter than that of the Projects, particularly with respect to mezzanine and bridge Loans. The determination of when a particular Project should be sold or otherwise disposed of will be made by our board of directors, upon recommendation by our Advisor.

        The requirements for qualification as a REIT for U.S. federal income tax purposes also will put some limits on our ability to sell or otherwise dispose of assets after relatively short holding periods. In accordance with our investment objective of achieving maximum capital appreciation, we may, however, sell a particular Project before or after this anticipated holding period—and outside our principle objective of an entire portfolio sale—if, in the judgment of our Advisor and our board of directors, selling the Project is in our best interest.

        Our ability to dispose of Projects during the first two years following acquisition is restricted to a substantial extent as a result of our REIT status. Under applicable provisions of the Internal Revenue Code regarding prohibited transactions by REITs, a REIT that sells property other than foreclosure property that is deemed to be inventory or property held primarily for sale in the ordinary course of business is deemed a "dealer" and subject to a 100% penalty tax on the net income from any such transaction. As a result, our board of directors will attempt to structure any disposition of the Projects to avoid this penalty tax, including possibly through reliance on safe harbors available under the Internal Revenue Code for properties held at least two years or through the use of a special purpose TRS. When we determine to sell a particular Project or other investment, we will seek to achieve a selling price that maximizes the capital appreciation for investors based on then-current market conditions. There can be no assurance that this objective will be realized.

Experience

        Our Advisor is wholly-owned by Corey R. Maple and Norman H. Leslie. Although the principals of the Advisor have relevant experience acquiring, owning, developing, managing and operating hotel properties and managing REITs, the Advisor is newly formed. Legendary Capital, LLC, and its affiliates, all of which are affiliates of our Advisor, sponsored the two real estate programs described below. These programs have not yet fully liquidated and have a limited operating history. The operating results of the real estate programs sponsored by Legendary Capital and its affiliates described below may not be an accurate predictor of our future results.

  Lodging Opportunity Fund, REIT

        Lodging Opportunity Fund, REIT ("LOF-REIT") is a non-registered, non-traded REIT formed in 2013 with an investment thesis similar to that of the Company, which is to provide its stockholders with income and capital appreciation from the acquisition and operation of a diversified portfolio of lodging and hotel properties. LOF-REIT was the second real estate program sponsored by Legendary Capital, LLC and its affiliates. On April 30, 2018, the board of trustees of LOF-REIT announced it would terminate its initial offering on May 31, 2018. LOF-REIT is closed to new investment and has issued 13,151,502 common shares of beneficial interest and 1,180,918 limited partnership units of Lodging Opportunity Fund II, LP, the operating partnership of LOF-REIT.

        As of June 30, 2019, LOF-REIT had acquired 15 hotel properties totaling 1,808 hotel rooms. LOF-REIT has not made any dispositions of hotel properties. LOF-REIT expects to acquire no more properties in the future.

        LOF-REIT's Board of Trustees approved an $11.03 per share net asset value effective June 1, 2019. Shares were originally offered to investors at $10.00 per share.

  Lodging Opportunity Fund, LLLP

        Lodging Opportunity Fund, LLLP ("Lodging Opportunity Fund") is a non-registered, non-traded limited liability limited partnership formed in 2009 with an investment thesis similar to that of the Company, which is to provide its shareholders income and capital appreciation from the acquisition and operation of a diversified portfolio of lodging real estate assets. Lodging Opportunity Fund was the first real estate program sponsored by Legendary Capital, LLC and its affiliates. Lodging Opportunity Fund closed its initial offering in September 2013 after raising $14,925,700 from investors. As of June 30, 2019, Lodging Opportunity Fund had acquired an interest in eight hotel properties totaling 941 hotel rooms and has sold six of such properties. Lodging Opportunity Fund expects to acquire no more properties in the future.

Affiliate Transactions

        Our board of directors has established a conflicts committee (the "Conflicts Committee") composed of all of our independent directors, which will review and approve all matters our board of directors believes may involve a conflict of interest, including all transactions between the Company and affiliates of the Company and the Advisor. If we decide to acquire a property in which the Advisor, one of our directors or their respective affiliates owns an interest, a majority of members of the Conflicts Committee must first make a determination that such transaction is fair and reasonable to us and the purchase price is no greater than the price of the property to the affiliated seller, unless there is substantial justification for the excess amount and such excess amount is reasonable. Notwithstanding the foregoing, in no event will we acquire any property from an affiliated seller at an amount in excess of its current appraised value as determined by an independent third-party appraiser. See "Item 5, Conflicts Committee" for additional details regarding the duties of the Conflicts Committee.

Investment Company Act Limitations

        We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an "investment company" under the Investment Company Act. The Company's only asset is its General Partnership Interest in the Operating Partnership. Further, the Company, as General Partner, is solely responsible for the management and operation of the Operating Partnership. As a result, the Company's interest in the Operating Partnership has significant incidents of a true general partnership interest and does not fall within the definition of a "security" for purposes of the Investment Company Act. The Operating Partnership intends to rely on exclusion from the Investment Company Act based on the type of assets it owns. We anticipate that at least 55% of the Operating Partnership's assets will consist of direct interests in real estate and at least 25% of the Operating Partnership's assets (reduced to the extent the Operating Partnership's investment in direct interests in real estate exceed 55%) will consist of real estate-related assets so that the Operating Partnership will not be required to register under the Investment Company Act. The Advisor will attempt to the monitor our portfolio of investments to ensure we do not come within the definition of an "investment company" under the Investment Company Act. If at any time the character of our investments may cause us to be deemed an investment company, we will take all necessary actions to ensure that we are not deemed an investment company for purposes of the Investment Company Act.

Additional Investment Limitations

        In addition to the investment limitations described above, we will not:

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  make any investment that is inconsistent with our objectives of qualifying and remaining qualified as a REIT unless and until our board of directors determines, in its sole discretion, that REIT qualification is not in our best interest;

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  engage in securities trading or engage in the business of underwriting or the agency distribution of securities issued by other persons; or

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  acquire interests or securities in any entity holding investments or engaging in activities prohibited by our charter except for investments in which we hold a non-controlling interest and investments in entities having securities listed on a national securities exchange.

Underwriting Process for Real Estate Investments

        We have an experienced, well-qualified underwriting team with expertise in evaluating many critical variables that lead, in our opinion, to conservative income and growth expectations with our primary priority being capital preservation. We evaluate properties through our proprietary two-phase underwriting model, examining hotel brand, geographic region, economics, demand generators, franchise performance, opportunity type and property condition. Phase One is a cursory, yet thorough, check-list and litmus-test review that typically eliminates over half the prospective hotel properties. The remaining hotels undergo an in-depth examination into local market performance and historical financials in preparation for Phase Two.

        Phase Two delves into more serious underwriting, refining the model as we physically inspect each property, review the local demand generators, estimate property improvement plan ("PIP") costs and perform exhaustive research into past, present and estimated future market performance. These steps ultimately lead to elimination from consideration or to an offer.

Board Review of Investment Policies

        Our board of directors has established written policies on investments and borrowing for the Company. Our board is responsible for monitoring the performance of our Advisor and the Company in implementing and complying with such policies. We anticipate that our board will review our investment and borrowing policies at least annually to determine that such policies are in the best interest of our stockholders. Any changes to our investment and borrowing policies must be approved by a majority of the entire board of directors and a majority of the independent directors.

        We believe that our current investment and borrowing policies as described above are in the best interests of our stockholders because (i) they increase the likelihood that we will be able to acquire a diversified portfolio of income-producing properties, thereby reducing risk in our portfolio, (ii) there are sufficient property acquisition opportunities with the attributes that we seek and (iii) our borrowings will enable us to purchase assets and earn real estate revenue more quickly, thereby increasing our likelihood of generating income for our stockholders and preserving stockholder capital.

Employees

        Lodging Fund REIT III, Inc. has no direct employees. The employees of the Sponsor perform substantially all of the services related to our asset management, accounting, investor relations, and other administrative activities. See Item 7, "Certain Relationships and Related Transactions, and Director Independence" for a summary of the fees paid to the Advisor and its affiliates during the year ended December 31, 2018 and the six months ended June 30, 2019.

Competition

        As we purchase properties to build our portfolio, we are in competition with other potential buyers for the same properties, which may result in an increase in the amount we must pay to acquire a property or may require us to locate another property that meets our investment criteria. Such other potential buyers may include other listed and non-listed REITs or private investors. These potential buyers may have substantially greater financial resources and experience than we do. At the time we elect to dispose of our properties, we may be in competition with sellers of similar properties to locate suitable purchasers.

Economic Dependency

        We depend on the Advisor and its affiliates to provide certain services essential to the Company, including asset management services, supervision of the management of the Projects, asset acquisition and disposition services, as well as other administrative responsibilities for the Company, including accounting services, investor communications and investor relations. As a result of these relationships, we are dependent upon our Advisor and its affiliates.

Environmental

        As an owner of real estate, we are subject to various environmental laws of federal, state, and local governments. Compliance with existing laws has not had a material adverse effect on our financial condition or results of operations, and management does not believe it will have such an impact in the future. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties we currently own, or on properties that may be acquired in the future.

Industry Segments

        Our current business consists of acquiring, managing, investing in and disposing of real estate assets. We internally evaluate all of our real estate assets as one industry segment and, accordingly, we do not report segment information.

Seasonality

        Some hotel properties have business that is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in revenues. Quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowings in order to offset these fluctuations in revenue and to make distributions to our stockholders.

ITEM 1A.    RISK FACTORS.

        The Registrant has omitted a discussion of risk factors because as a smaller reporting company, it is not required to provide such information.

ITEM 2.    FINANCIAL INFORMATION.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis should be read in conjunction with the accompanying financial statements and notes thereto. See also "Cautionary Note Regarding Forward-Looking Statements" preceding Item 1 of this Form 10.

Overview

        Where applicable in this Form 10, "we," "our," "us," and "the Company" refers to Lodging Fund REIT III, Inc., the Operating Partnership, the Master TRS and their subsidiaries except where the context otherwise requires. We were formed on April 9, 2018 for the primary purpose of acquiring a diversified portfolio of hotel properties (the "Projects") located primarily in the America's Heartland. On an infrequent and opportunistic basis, we may also originate or acquire high-yield loans secured directly or indirectly by real estate-related assets, which loans will be made to certain qualified third-party borrowers and/or affiliates of our advisor (the "Loans"). We intend to qualify as a real estate investment trust, or REIT, beginning with the taxable year ending December 31, 2018; however, we have not yet filed our tax return for the year ended December 31, 2018 as of the date of this filing. We conduct substantially all of our business and own substantially all real estate investments through the Operating Partnership. We are the sole general partner of the Operating Partnership. We and the Operating Partnership are advised by Legendary Capital REIT III, LLC, a Delaware limited liability company (the "Advisor") pursuant to an agreement (the "Advisory Agreement") under which the Advisor performs advisory services regarding acquisition, financing and disposition of the Projects and origination of the Loans, is responsible for managing, operating and maintaining the Projects and day-to-day management of the Company. The Advisor may, in its sole discretion, perform these duties through one or more affiliates. We expect that NHS, LLC dba National Hospitality Services ("NHS") will primarily manage the Projects in our initial portfolio. The Advisor has no direct employees. The employees of Legendary Capital, LLC (the "Sponsor"), an affiliate of the Advisor, provide services to the Company related to the negotiations of property acquisitions and financing, asset management, accounting, investor relations, and all other administrative services.

        On June 1, 2018, we commenced an offering of up to 10,000,000 shares of our common stock under a private placement to qualified purchasers who meet the definition of "accredited investors," as provided in Regulation D of the Securities Act (the "Offering"). The Offering will continue until the earlier of (i) the date when the maximum offering amount is sold, (ii) June 1, 2020, which may be extended by our board of directors in its sole discretion, or (iii) a decision by the Company to terminate the Offering. As of June 30, 2019, the Company had issued 3,288,371 shares of common stock resulting in gross offering proceeds of approximately $32.4 million, including 37,516 shares issued under our dividend reinvestment plan. After deductions for payments of selling commissions, marketing and diligence allowances, other wholesale selling costs and expenses, and other offering expenses, we received net offering proceeds of approximately $26.0 million. The net offering proceeds have been used to fund property acquisitions. No public market exists for the shares of our common stock and none is expected to develop.

        As of the date of this Form 10, we own four properties consisting of properties in Cedar Rapids, Iowa; Pineville, North Carolina; Eagan, Minnesota; and Prattville, Alabama. In connection with the acquisition of each property, the Operating Partnership formed a subsidiary to own the property. The owner subsidiary entered into an operating lease agreement pursuant to which the owner leases the property to the TRS Lessee. NHS is the manager of each of the four properties pursuant to a management agreement by and between NHS and the applicable TRS Lessee. The property in Pineville, North Carolina, is sub-managed by Beacon IMG, Inc. ("Beacon"), a non-affiliated entity, pursuant to a sub-management agreement between NHS and Beacon.

Market Outlook

        The hospitality industry is closely related to the U.S. general economic cycle because business and leisure travelers are directly affected by economic conditions that drive demand. The U.S. economy, measured by gross domestic product ("GDP") growth, has been growing since the third quarter of 2009. The 2019 Consensus Outlook, published November 30, 2018 by the Federal Reserve Bank of Chicago, indicated a 2.4% 2019 real GDP growth. Hospitality cycles are also influenced by supply factors which, depending on general economic timing, can exacerbate downturns if there is over-supply in a market. Supply in America's Heartland, the location of our primary target markets, has been growing at or below industry averages.

        Hospitality industry fundamentals have stabilized and will continue to grow at a slightly slower pace. According to the Smith Travel Research, or STR, January 2019 outlook, the U.S. Hotel Forecast points to a growth in the upcoming two years, at a rate slightly slower than previous years. According to STR's and Tourism Economics' initial forecast for 2019 released at the Americas Lodging Investment Summit in January 2019, as reported by Hotel News Now, RevPAR is expected to grow by 2.3% in 2019 and 1.9% in 2020, down from 2.9% in 2018, which was the lowest reported since 2009.

        The limited-service, select-service and extended stay hotels we intend to target are generally classified by STR in the Upscale and Upper Midscale categories. According to the CBRE Hotels' Hotel Horizons® June - August 2019 Edition, the compound average annual demand in the Upscale category is projected to increase 4.3% from 2019 to 2023, increasing 18.5% over the five-year period. Upper Midscale demand is projected to grow by 3.0% per year over the same period, increasing 11.8% overall. Compound annual RevPAR growth in the two categories for 2019 to 2023 is expected to be 1.7% and 1.3%, respectively. We believe these segments provide some of the best opportunities across the various hotel classifications.

        After years of robust growth coming out of the deep trough that followed the recession that begin in 2008, we believe the hospitality industry has reached a relative plateau of stability. We believe that, in general, when markets mature and stabilize there will be more consolidation opportunities as the industry looks to generate scale benefits through acquisitions and there will be portfolio sale opportunities as this economic cycle continues to mature.

Liquidity and Capital Resources

  Overview

        We are dependent upon the net proceeds from our Offering to conduct our proposed operations. The Offering will continue until the earlier of (i) the date when the maximum offering amount is sold, (ii) June 1, 2020, which may be extended by our board of directors in its sole discretion, or (iii) a decision by the Company to terminate the Offering. We intend to obtain the capital required to make real estate and real estate-related investments and conduct our operations from the proceeds of our Offering, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of June 30, 2019, we had raised approximately $32.4 million in gross offering proceeds from the sale of shares of our common stock in the Offering. If we are unable to raise substantial funds in the Offering, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate more significantly with the performance of the specific assets we acquire. There may be a delay between the sale of shares of our common stock and our purchase of assets, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. Further, we will have certain fixed operating expenses, including certain expenses as a public reporting company, regardless of whether we are able to raise substantial funds in the Offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and cash flow and limiting our ability to make distributions to our stockholders.

        As of December 31, 2018, we owned one property, and as of June 30, 2019, we owned three properties. We acquired these investments with the proceeds from the sale of our common stock in the Offering and debt financing. Operating cash needs during the fiscal year ended December 31, 2018 and the six months ended June 30, 2019 were met through cash flow generated by these real estate investments and with proceeds from our Offering.

        Our investments in real estate will generate cash flow in the form of hotel room rentals and guest expenditures, which are reduced by operating expenditures, debt service payments and corporate general and administrative expenses. Each of our properties will be owned by a direct special purpose entity subsidiary of the Operating Partnership, which will lease the properties to TRS Lessees, which will be direct special purpose entity subsidiaries of the Master TRS. The TRS Lessees will be required to make rent payments to the owners of the properties pursuant to the lease agreements relating to each property. Such TRS Lessees' ability to make rent payments to the owner subsidiaries and our liquidity, including our ability to make distributions to our stockholders, are dependent upon the TRS Lessees ability to generate cash flow from the operations of the hotels. The TRS Lessees are dependent upon the management companies with whom they have entered or will enter into management agreements to operate the hotel properties.

        Cash flow from operations from real estate investments will be primarily dependent upon the occupancy level and average daily rate, or ADR, of our portfolio, and how well we manage our expenditures.

Debt

  Revolving Line of Credit

        On November 15, 2018, we entered into a $25,000,000 revolving line of credit (the "Revolving Loan") with TCF National Bank to provide immediate funds to acquire the Projects. The Operating Partnership and each of the wholly-owned entities that acquire the Projects and are advanced funds under the Revolving Loan (the "Hotel Borrowers") are the "borrowers" under the Revolving Loan. The Revolving Loan will have a variable interest rate equal to 30-day LIBOR, plus 3.25% and has an initial term of 12 months, with one 12-month extension option. The Revolving Loan may be prepaid in whole or in part without penalty or premium. Each advance made to a Hotel Borrower (each a "Hotel Loan") under the Revolving Loan will be secured by the applicable Project and will have a term of 12 months. Payments of interest will be due and payable on the first day of each calendar month following disbursement, and payments of principal will be due and payable on the first day of each calendar month beginning 90 days following disbursement. In no event can more than three Hotel Loans be outstanding at any time under the Revolving Loan and each Hotel Borrower may only request one advance under the Revolving Loan. Each of the Company, the Operating Partnership and Master TRS are jointly and severally liable as guarantors under the Revolving Loan. As of December 31, 2018 and June 30, 2019, the interest rate was 5.60% and 5.65%, respectively. As of December 31, 2018, the Company had drawn $5.2 million on the line of credit in connection with the acquisition of the Cedar Rapids Property, which was repaid in full in March 2019. As of June 30, 2019, there was no outstanding balance on the Revolving Loan.

  Loan from Midwest Bank

        On August 22, 2018, the Operating Partnership entered into a $3,000,000 line of credit (the "Midwest Loan") with Midwest Bank to provide immediate capital to fund acquisitions of the Projects. The Midwest Loan is collateralized by 300,000 partnership units of the Operating Partnership. The Company is a guarantor under the Midwest Loan. The Midwest Loan has an interest rate equal to the prime rate plus 1.0%, with a minimum rate of 6.0%. As of December 31, 2018 and June 30, 2019, the interest rate was 6.50%. The Midwest Loan had an initial term of 12 months, which was extended three months, and requires interest only payments until maturity. All of the outstanding principal on the Midwest Loan will be due and payable on November 22, 2019. The Midwest Loan is subordinate to the Revolving Loan. As of December 31, 2018 and June 30, 2019, there was no outstanding balance on the Midwest Loan.

Mortgage Loans

        On March 5, 2019, we refinanced the draw that was made under the Revolving Loan in connection with the purchase of the Cedar Rapids Property. The original principal amount under the loan was $5.9 million. The loan has a fixed interest rate of 5.33% with interest only payments until March 1, 2020. The maturity date of the loan is March 1, 2024. Each of the Operating Partnership and the Master TRS are guarantors under this loan.

        On March 19, 2019, we assumed an existing loan in connection with its purchase of the Pineville Property. As of the date of purchase, the loan had an outstanding balance of $9.3 million. The loan has a fixed interest rate of 5.13%. The maturity date of the loan is June 6, 2024.

        On June 19, 2019, we entered into a $9.4 million loan in connection with the purchase of the Eagan Property. The loan has a fixed interest rate of 4.60%. The maturity date of the loan is July 1, 2024. The loan is guaranteed by the Operating Partnership and the Master TRS. As of June 30, 2019, the outstanding balance of this loan was $6.8 million, with the remaining $2.6 million available to be drawn.

Properties Under Contract

        As of the date of this filing, we had three hotel properties under contract for an aggregate contract purchase price of approximately $40.3 million. We do not believe that any of these potential acquisitions is reasonably probable as we are still conducting our diligence review with respect to each property. Each of these pending acquisitions is subject to our completion of satisfactory due diligence and other closing conditions, including, with respect to two properties, the approval of the existing lender of our assumption of the mortgage loan encumbering such properties. There can be no assurance that we will complete any of these pending acquisitions on the contemplated terms, or at all. As of the date of this filing all earnest money deposits outstanding in connection with the three properties under contract were fully refundable.

Results of Operations

        We expect that revenue, operating expenses, maintenance costs, real estate taxes and insurance, interest expense and asset management fees will each increase in future periods as a result of anticipated future acquisitions of real estate investments.

        Our results of operations for the periods ended June 30, 2019, December 31, 2018, and June 30, 2018 are not indicative of those expected in future periods, as we were formed on April 9, 2018 and did not complete our first acquisition until November 30, 2018.

Three months ended June 30, 2019 compared to the period from April 9, 2018 (inception) through June 30, 2018

  Revenue

        Room revenues totaled $1,731,425 and $0 for the three months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. Other revenue, which consists of vending and gift shop sales, was $7,004 and $0 for the three months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. We expect that room revenue, other revenue and total revenue will each increase in future periods as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for an entire operating period and as a result of anticipated future acquisitions of real estate assets.

  General and Administrative Expenses

        General and administrative expenses were $988,967 and $20,534 for the three months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. These general and administrative expenses consisted primarily of legal and accounting costs, administrative personnel costs, and the cost of office supplies and facilities. We expect corporate general and administrative expenses to increase in the future based on a full year of real estate operations and as a result of anticipated future acquisitions of real estate assets, but to decrease as a percentage of total revenue.

  Sales and Marketing Expenses

        Sales and marketing expenses were $229,645 and $20,046 for the three months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. We expect sales and marketing expenses to increase in the future as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Property Operations Expenses

        Property operations expenses were $627,826 and $0 for the three months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. These property operations expenses consisted primarily of property taxes, insurance, repair and maintenance, and other costs of operating our hotel properties. We expect property operating expenses to increase in the future as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Franchise Fees

        Franchise fees were $169,801 and $0 for the three months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. Franchise fees include the amortization of initial franchise fees, as well as monthly fees paid to franchisors for royalty, marketing, reservation fees and other related costs. We expect franchise fees to increase in the future as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Property Management Fees

        Property management fees were $146,687 and $0 for the three months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. Property management fees include the asset management fees paid to the Advisor and management fees paid to property management service providers who manage the day-to-day operations of our hotel properties. We expect property management fees to increase in the future as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Acquisition Expenses

        Acquisition expenses were $119,868 and $0 for the three months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. Acquisition expenses include acquisition-related and due diligence costs that relate to a property that is not acquired, as well as costs related to hotel property acquisitions that are not attributable to a single identifiable property. We expect acquisition expenses to increase in the future as a result of anticipated increases in the volume of potential acquisitions of real estate assets, but to decrease as a percentage of total revenue.

  Depreciation

        Depreciation expense was $208,669 and $0 for the three months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. We expect these amounts to increase in the future as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Interest Expense

        Our acquisition of the Cedar Rapids Property involved a $5.2 million draw on our Revolving Loan, which was refinanced on March 5, 2019. The acquisition of the Pineville Property involved the assumption of an existing loan. The acquisition of the Eagan Property was partially funded with $6.8 million of debt financing. Interest expense was $261,647 and $0 for the three months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. We expect these amounts to increase in the future as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for a full year and as a result of anticipated future acquisitions of real estate assets. Furthermore, we expect that in future periods our interest expense will vary based on the amount of our borrowings, which will depend on the cost of borrowings, the amount of proceeds we raise in our Offering and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

Six months ended June 30, 2019 compared to the period from April 9, 2018 (inception) through June 30, 2018

  Revenue

        Room revenues totaled $2,332,714 and $0 for the six months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. Other revenue, which consists of vending and gift shop sales, was $10,205 and $0 for the six months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. We expect that room revenue, other revenue and total revenue will each increase in future periods as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for an entire operating period and as a result of anticipated future acquisitions of real estate assets.

  General and Administrative Expenses

        General and administrative expenses were $1,644,118 and $20,534 for the six months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. These general and administrative expenses consisted primarily of legal and accounting costs, administrative personnel costs, and the cost of office supplies and facilities. We expect corporate general and administrative expenses to increase in the future based on a full year of real estate operations and as a result of anticipated future acquisitions of real estate assets, but to decrease as a percentage of total revenue.

  Sales and Marketing Expenses

        Sales and marketing expenses were $406,207 and $20,046 for the six months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. We expect sales and marketing expenses to increase in the future as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Property Operations Expenses

        Property operations expenses were $878,524 and $0 for the six months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. These property operations expenses consisted primarily of property taxes, insurance, repair and maintenance, and other costs of operating our hotel properties. We expect property operating expenses to increase in the future as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Franchise Fees

        Franchise fees were $11,412 and $0 for the six months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. Franchise fees include the amortization of initial franchise fees, as well as monthly fees paid to franchisors for royalty, marketing, reservation fees and other related costs. We expect franchise fees to increase in the future as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Property Management Fees

        Property management fees were $206,585 and $0 for the six months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. Property management fees include the asset management fees paid to the Advisor and management fees paid to property management service providers who manage the day-to-day operations of our hotel properties. We expect property management fees to increase in the future as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Acquisition Expenses

        Acquisition expenses were $307,989 and $0 for the six months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. Acquisition expenses include acquisition-related and due diligence costs that relate to a property that is not acquired, as well as costs related to hotel property acquisitions that are not attributable to a single identifiable property. We expect acquisition expenses to increase in the future as a result of anticipated increases in the volume of potential acquisitions of real estate assets, but to decrease as a percentage of total revenue.

  Depreciation

        Depreciation expense was $312,258 and $0 for the six months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. We expect these amounts to increase in the future as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Interest Expense

        Our acquisition of the Cedar Rapids Property involved a $5.2 million draw on our Revolving Loan, which was refinanced on March 5, 2019. The acquisition of the Pineville Property involved the assumption of an existing loan. The acquisition of the Eagan Property was partially funded with $6.8 million of debt financing. Interest expense was $423,149 and $0 for the six months ended June 30, 2019 and the period from April 9, 2018 (inception) through June 30, 2018, respectively. We expect these amounts to increase in the future as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for a full year and as a result of anticipated future acquisitions of real estate assets. Furthermore, we expect that in future periods our interest expense will vary based on the amount of our borrowings, which will depend on the cost of borrowings, the amount of proceeds we raise in our Offering and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

The period from April 9, 2018 (inception) through December 31, 2018

  Revenue

        Room revenues totaled $123,024 the year ended December 31, 2018. Other revenue, which consists of vending and gift shop sales, was $706 for the year ended December 31, 2018. We expect that room revenue, other revenue and total revenue will each increase in future periods as a result of owning the Cedar Rapids Property for an entire operating period and as a result of anticipated future acquisitions of real estate assets.

  General and Administrative Expenses

        General and administrative expenses were $589,427 for the year ended December 31, 2018. These general and administrative expenses consisted primarily of legal and accounting costs, administrative personnel costs, and the cost of office supplies and facilities. We expect corporate general and administrative expenses to increase in the future based on a full year of real estate operations and as a result of anticipated future acquisitions of real estate assets, but to decrease as a percentage of total revenue.

  Sales and Marketing Expenses

        Sales and marketing expenses were $334,442 for the year ended December 31, 2018. We expect sales and marketing expenses to increase in the future as a result of owning the Cedar Rapids Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Property Operations Expenses

        Property operations expenses were $65,059 for the year ended December 31, 2018. These property operations expenses consisted primarily of property taxes, insurance, repair and maintenance, and other costs of operating our hotel properties. We expect property operating expenses to increase in the future as a result of owning the Cedar Rapids Property, Pineville Property, and Eagan Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Franchise Fees

        Franchise fees were $11,412 for the year ended December 31, 2018. Franchise fees include the amortization of initial franchise fees, as well as monthly fees paid to franchisors for royalty, marketing, reservation fees and other related costs. We expect franchise fees to increase in the future as a result of owning the Cedar Rapids Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Property Management Fees

        Property management fees were $22,446 for the year ended December 31, 2018. Property management fees include the asset management fees paid to the Advisor and management fees paid to property management service providers who manage the day-to-day operations of our hotel properties. We expect property management fees to increase in the future as a result of owning the Cedar Rapids Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Acquisition Expenses

        Acquisition expenses were $212,464 for the year ended December 31, 2018. Acquisition expenses include acquisition-related and due diligence costs that relate to a property that is not acquired, as well as costs related to hotel property acquisitions that are not attributable to a single identifiable property. We expect acquisition expenses to increase in the future as a result of anticipated increases in the volume of potential acquisitions of real estate assets, but to decrease as a percentage of total revenue.

  Depreciation

        Depreciation expense was $43,810 for the year ended December 31, 2018. We expect these amounts to increase in the future as a result of owning the Cedar Rapids Property for a full year and as a result of anticipated future acquisitions of real estate assets.

  Interest Expense

        Our acquisition of the Cedar Rapids Property involved a $5.2 million draw on our Revolving Loan, which was refinanced on March 5, 2019. During the year ended December 31, 2018, we incurred interest expense of $74,858. We expect these amounts to increase in the future as a result of owning the Cedar Rapids Property for a full year and as a result of anticipated future acquisitions of real estate assets. Furthermore, we expect that in future periods our interest expense will vary based on the amount of our borrowings, which will depend on the cost of borrowings, the amount of proceeds we raise in our Offering and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

Critical Accounting Policies

        The Company, as an emerging growth company, has elected to use the extended transition period which allows us to defer compliance with new or revised accounting standards. This allows the Company to adopt new or revised accounting standards as of the effective date for non-public business entities.

Basis of Presentation and Principles of Consolidation

        The consolidated financial statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of the Company, the Operating Partnership, the Master TRS and its wholly-owned subsidiaries. For controlled subsidiaries that are not wholly-owned, the interests owned by an entity other than the Company represent a noncontrolling interest, which is presented separately in the consolidated financial statements. The Company has no foreign operations or assets and its operating structure includes only one reportable segment. All intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

        The preparation of the Company's consolidated financial statements and the accompanying notes in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        Revenues consist of amounts derived from hotel operations, including room sales and other hotel revenues, and are presented on a disaggregated basis in the Company's consolidated statement of operations. These revenues are recorded net of any sales and occupancy taxes collected from the hotel guests. All revenues are recorded on an accrual basis as they are earned. Any cash received prior to a guest's arrival is recorded as an advance deposit from the guest and recognized as revenue at the time of the guest's occupancy at the hotel property.

Investment in Hotel Properties

        The Company evaluates whether each hotel property acquisition should be accounted for as an asset acquisition or a business combination. If substantially all of the fair value of the gross assets acquired is concentrated in a single asset or a group of similar identifiable assets, then the transaction is considered to be an asset acquisition. All of the Company's acquisitions since inception have been determined to be asset acquisitions. Transaction costs associated with asset acquisitions will be capitalized and transaction costs associated with business combinations will be expensed as incurred.

        The Company's acquisitions generally consist of land, land improvements, buildings, building improvements, and furniture, fixtures and equipment ("FF&E"). The Company may also acquire intangible assets or liabilities related to in-place leases, management agreements, debt, franchise agreements and advanced bookings. For transactions determined to be asset acquisitions, the Company allocates the purchase price among the assets acquired and the liabilities assumed based on their respective fair values at the date of acquisition. For transactions determined to be business combination, the Company records the assets acquired and the liabilities assumed at their respective fair values at the date of acquisition. The Company determines the fair value by using market data and independent appraisals available to us and making numerous estimates and assumptions.

        The difference between the relative fair value and the face value of debt assumed in connection with an acquisition is recorded as a premium or discount and amortized to interest expense over the remaining term of the debt assumed. The valuation of assumed liabilities is based on our estimate of the current market rates for similar liabilities in effect at the acquisition date.

        The Company's investments in hotel properties are carried at cost and are depreciated using the straight-line method over the estimated useful lives of 15 years for land improvements, 15 years for building improvements, 40 years for buildings and three to seven years for FF&E. Maintenance and repairs are expensed and major renewals or improvements to the hotel properties are capitalized. Interest used to finance the real estate under development is capitalized as an additional cost of development. The Company discontinues the capitalization of interest once the real estate development project is substantially complete.

        The Company assesses the carrying value of its hotel properties whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The recoverability is measured by comparing the carrying amount to the estimated future undiscounted cash flows which take into account current market conditions and the Company's intent with respect to holding or disposing of the hotel properties. If the Company's analysis indicates that the carrying value is not recoverable on an undiscounted cash flow basis, the Company will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions or third-party appraisals.

        The use of projected future cash flows is based on assumptions that are consistent with a market participant's future expectations for the travel industry and the economy in general and the Company's expected use of the underlying hotel properties. The assumptions and estimates related to the future cash flows and the capitalization rates are complex and subjective in nature. Changes in economic and operating conditions that occur subsequent to a current impairment analysis and the Company's ultimate use of the hotel property could impact the assumptions and result in future impairment losses to the hotel properties.

Non-controlling Interests

        Non-controlling interests represent the portion of equity in a subsidiary held by owners other than the Company. Non-controlling interests are reported in the consolidated balance sheet within equity, separate from shareholders' equity. Revenue and expenses attributable to both the Company and the non-controlling interests are reported in the consolidated statement of operations, with net income attributable to non-controlling interests reported separately from net income attributable to the Company.

Offering Costs

        The Company incurs certain costs related directly to the Company's equity offering consisting of, among other costs, commissions, legal, accounting, bona fide out-of-pocket itemized and detailed due diligence costs, printing, marketing, filing fees, postage, data processing fees, and other offering related costs. These costs are capitalized and recorded as a reduction of equity on the consolidated balance sheets.

Acquisition Costs

        The Company incurs costs during the review of potential hotel property acquisitions including legal fees, environmental reviews, market studies, financial advisory services, and other professional service fees. If the Company completes a property acquisition, an acquisition fee of up to 1.4% is charged by the Advisor, based on the purchase price of the property plus any estimated PIP costs. For transactions determined to be asset acquisitions, these costs are capitalized as part of the overall cost of the Project if the property is ultimately acquired. For transactions determined to be business combinations, these costs would be expensed in the period incurred. Acquisition-related and due diligence costs that relate to a property that is not acquired are expensed and included in acquisition expense on the accompanying consolidated statement of operations. Prior to the ultimate determination of whether a property will be acquired or not, acquisition-related and due diligence costs are recorded as, and included in, prepaid expenses and other assets on the accompanying consolidated balance sheet.

Income Taxes

        The Company intends to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2018, and has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it distribute at least 90% of its REIT taxable income, subject to certain adjustments and excluding any net capital gain, to stockholders. The Company's intention is to adhere to the REIT qualification requirements and to maintain its qualification for taxation as a REIT.

        As a REIT, the Company is generally not subject to U.S. federal corporate income tax on the portion of taxable income that is distributed to stockholders. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to U.S. federal income taxes at regular corporate rates and it may not be able to qualify as a REIT for four subsequent taxable years. As a REIT, the Company may be subject to certain state and local taxes on its income and property, and to U.S. federal income and excise taxes on undistributed taxable income. Taxable income from non-REIT activities managed through the Company's taxable REIT subsidiary ("TRS") is subject to U.S. federal, state, and local income taxes at the applicable rates.

        The TRS accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax basis, and for net operating loss, capital loss and tax credit carryforwards. The deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be realized or settled. The effect on the deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of all available evidence, including the future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies. Valuation allowances are provided if, based upon the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company performs an annual review for any uncertain tax positions and, if necessary, will record the expected future tax consequences of uncertain tax positions in the consolidated financial statements.

Fair Value Measurement

        The Company establishes fair value measures based on the fair value definition and hierarchy levels established by GAAP. These fair values are based on a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	Observable inputs such as quoted prices in active markets.
Level 2	Directly or indirectly observable inputs, other than quoted prices in active markets.
Level 3	Unobservable inputs in which there is little or no market data, which require a reporting entity to develop its own assumptions.

        The Company's estimates of fair value were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. The Company classifies assets and liabilities in the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement

Off-Balance Sheet Arrangements

        As of December 31, 2018 and June 30, 2019, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Related-Party Transactions and Agreements

        We have entered into agreements with the Advisor and its affiliates whereby we have paid, and may continue to pay, certain fees to, or reimburse certain expenses of, the Advisor or its affiliates for acquisition and advisory fees and expenses, organization and offering costs, and asset and property management fees and expenses. See Item 7, "Certain Relationships and Related Transactions, and Director Independence" for a discussion of the various related-party transactions, agreements and fees.

Subsequent Events

        On July 8, 2019, we borrowed the additional $2.6 million of funds available on our loan secured by the Hampton Inn property in Eagan, Minnesota.

        On July 9, 2019, we extended the maturity date of the Midwest Loan to November 22, 2019.

        On July 11, 2019, we acquired the Prattville Property, which is a Home2 Suites, a Hilton branded hotel in Prattville, Alabama for $14.75 million. In connection with this acquisition, a wholly-owned subsidiary of the Operating Partnership entered into a $9.6 million loan agreement. The loan has a fixed interest rate of 4.13%. The maturity date of the loan is August 1, 2024. Mr. Maple is a guarantor under this loan, with full recourse liability for certain bad acts by him or by the borrowers.

ITEM 3.    PROPERTIES.

        We intend to acquire a diversified portfolio of hotel properties (the "Projects") located primarily in America's Heartland. On an infrequent and opportunistic basis, we may also originate or acquire high-yield loans secured directly or indirectly by real estate-related assets, which will be made to certain qualified third-party borrowers and/or affiliates of our advisor (the "Loans"). We intend to qualify as a real estate investment trust, or REIT, beginning with the taxable year ending December 31, 2018; however, we have not yet filed our tax return for the year ended December 31, 2018 as of the date of this filing.

        As of the date of this filing we owned the following properties.

Property	Property Type	Location	Date of Acquisition	Number of Guest Rooms	Year Built	Purchase Price	Trailing 12 Month Occupancy(1)	Trailing 12 Month RevPAR(1)
Holiday Inn Express Cedar Rapids ("Cedar Rapids Property")	Limited Service	Cedar Rapids, Iowa	November 30, 2018	83	1995	$7.7 million	68.1%	$73.78
Hampton Inn Pineville ("Pineville Property")	Limited Service	Pineville, North Carolina	March 19, 2019	111	1997	$13.9 million	69.1%	$87.61
Hampton Inn Eagan ("Eagan Property")	Limited Service	Eagan, Minnesota	June 19, 2019	122	1994	$14.0 million	78.3%	$87.99
Home2 Suites Prattville ("Prattville Property")	Extended Stay	Prattville, Alabama	July 11, 2019	90	2016	$14.8 million	84.4%	$96.24

(1)
The occupancy and RevPAR amounts presented herein are based on each hotel property's 12 months of historical operating results for the period ended June 30, 2019, as provided by STR, formerly known as Smith Travel Research, a global provider of hotel industry market data.

        Each of the properties is managed by NHS pursuant to a property management agreement with an initial term expiring on December 31st of the fifth full calendar year following the effective date of the agreement, which will automatically renew for successive 5-year periods unless terminated earlier in accordance with its terms. The day-to-day operations of the Pineville Property is currently being managed by Beacon, an affiliate of the seller of the Pineville Property, pursuant to a sub-management agreement between NHS and Beacon.

        The seller of the Pineville Property may be entitled to additional cash consideration if the property exceeds certain performance criteria based on increases in the property's net operating income ("NOI") for a selected 12-month period of time. At any time during the period beginning April 1, 2021 through the date of the final NOI determination (on or about April 30, 2023), the seller of the property may make a one-time election to receive the additional consideration. The variable amount of the additional consideration, if any, is based on the excess of the property's actual NOI over a base NOI for the applicable 12-month calculation period divided by the stated cap rate for such calculation period. Further, if we sell the Pineville Property or terminate the Beacon sub-management agreement without cause prior to March 31, 2021, we will be required to pay liquidated damages of at least $1.0 million unless the seller elects to receive the additional consideration described above.

        For a description of the debt associated with each of these properties, see Item 2. "Financial Information. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt" and Item 2. "Financial Information. Management's Discussion and Analysis of Financial Condition and Results of Operations—Subsequent Events."

ITEM 4.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

        The following table sets forth, as of August 31, 2019, the amount of our common stock beneficially owned (unless otherwise indicated) by: (i) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our directors and executive officers in the aggregate. Unless otherwise noted, the address for each of the persons or entities named in the following table is 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103.

	Common Stock Beneficially Owned(1)		Series B Units Beneficially Owned(1)
Name	Number of Shares	Percentage(2)	Number of Units		Percentage(4)
Directors and Executive Officers
Corey R. Maple	53,763	1.3%	1,000	(3)	100%
Norman H. Leslie	53,763	1.3%	1,000	(3)	100%
Katie Cox	—	—	—		—
David G. Ekman	—	—	—		—
Brian Hagen	—	—	—		—
Jeffrey T. Leighton	—	—	—		—
Perry Rynders	—	—	—		—

All officers and directors as a group (7 persons)	107,526	2.6%	1,000	(3)	100%
Ownership in Excess of 5% of Outstanding Common Stock
N/A

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote, or to direct the voting of, such security, or "investment power," which includes the right to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. None of the shares or units is pledged as security.

(2)
Based on a total of 4,269,447 shares of common stock issued and outstanding as of August 31, 2019.

(3)
Includes 1,000 Series B partnership units of the Operating Partnership owned by Legendary Capital REIT III, LLC, which is owned and controlled by Messrs. Maple and Leslie.

(4)
Based on a total of 1,000 Series B partnership units issued and outstanding as of August 31, 2019.

ITEM 5.    DIRECTORS AND EXECUTIVE OFFICERS.

Our Directors and Executive Officers

        Our directors and executive officers and their positions and ages are as follows:

Name	Age*	Position	Class
Corey R. Maple	54	Chairman of the Board, Chief Executive Officer, Secretary, and Director	Class I
Norman H. Leslie	52	President, Chief Investment Officer, Treasurer, and Director	Class II
Katie Cox	36	Chief Financial Officer
David G. Ekman	58	Director	Class III
Brian Hagen	63	Independent Director	Class II
Jeffrey T. Leighton	49	Independent Director	Class III
Perry Rynders	61	Independent Director	Class II

*
As of August 31, 2019

  Corey R. Maple

        Corey R. Maple serves as Chairman of our board of directors, Chief Executive Officer and Secretary of the Company, positions he has held since April 2018. He is also the Chief Executive Officer and Secretary of the Advisor, positions he has held since April 2018. In 1992, Mr. Maple served as manager of a branch office of Maier Engineering in St. Paul, Minnesota. In 1993, Mr. Maple and three partners purchased Maier from its principal, Gordon Maier. In 1996, Mr. Maple founded MiniMax Software Corp. to build engineering applications for the electric utility market. Also in 1996, Mr. Maple acquired a 100% interest in Maier by buying out the interests of his other three partners in the company. In 2005, MiniMax merged with Powel, ASA, a privately held Norwegian company. In 2006, Mr. Maple helped lead a successful public offering of the combined entity on the Oslo Bourse. Mr. Maple served as the President of U.S. operations and member of the board of directors for the next two years until the company was purchased by a Scandinavian conglomerate. In 2008, Mr. Maple founded Cordonco.com, an online transaction processing service. Also in 2008, Mr. Maple served as a founder of Lodging Opportunity Fund, an investment fund sponsored by an affiliate of our Advisor that purchased distressed, limited-service hotels, and currently serves as an officer and director of that entity. Mr. Maple also owns or has an interest in Seven Sisters Spirits, a large full-service liquor store near Detroit Lakes MN, and MapleTree LLC, an investment company. He also currently serves as an owner, director and officer of MobilePro Systems, a privately held mobile power delivery platform manufacturer. Mr. Maple holds a Bachelor of Science degree in Electrical Engineering from North Dakota State University. We believe that Mr. Maple's experience as a founder of Lodging Opportunity Fund and his private board experience make him well qualified to serve as a member of our board of directors.

  Norman H. Leslie

        Norman H. Leslie serves as Chief Investment Officer and Treasurer and as a director of the Company, positions he has held since April 2018, and President of the Company, a position he has held since August 2019. He also serves as the President, Chief Investment Officer and Treasurer of the Advisor, positions he has held since April 2018. Mr. Leslie has 27 years of real estate experience and has worked extensively in the hotel industry, including positions as Front Office Representative, Restaurant Operations Manager, Director of Sales and General Manager. Mr. Leslie organized

NHS, LLC (dba National Hospitality Services) in 2001. Today, NHS manages 37 hotels across the United States and is recognized as a Top 200 management company in the United States by size. NHS operates hotels franchised through InterContinental® Hotels, Marriott®, Hilton®, Hyatt®, Radisson®, Choice Hotels® and Wyndham®. In addition to his hotel management position, Mr. Leslie is a co-owner of Lexstar Real Estate Services. Through this entity, Mr. Leslie has assisted in the development of commercial properties including offices including the Multiband Tower and retail centers throughout North Dakota. He has assisted in the development of five Staybridge properties, the Delta Marriott Fargo and other hotel properties. He was also a co-founder of Heritage Homes, a premiere homebuilder in the Fargo-Moorhead market. Mr. Leslie co-founded Lodging Opportunity Fund and Lodging Opportunity Fund REIT and their corresponding sponsor entities. These entities acquired 23 hotels between 2011 and 2018. Mr. Leslie served on the board of directors of the Fargo-Moorhead-West Fargo Chamber of Commerce, Ramada Inns National Association (RINA), several Owner Association panels for InterContinental Hotels and was elected to the IHG Owners Association Worldwide Board. Mr. Leslie holds a Bachelor of Commerce Degree (Honors) from the University of Manitoba. We believe that Mr. Leslie's significant experience in the real estate and hotel industry makes him well qualified to serve as a member of our board of directors.

  Katie Cox

        Katie Cox serves as the Chief Financial Officer ("CFO") of the Company, a position she has held since January 2019. She is also the CFO of the Sponsor, a position she has held since February 2018. Ms. Cox is responsible for the overall management of accounting, external reporting, financial planning and treasury for the Company. She is a certified public accountant (North Dakota and Arizona) with 12 years of public accounting experience working with both public and private companies. She began her career at KPMG in Minneapolis, MN, where she primarily focused in banking and mutual funds. She later relocated to Phoenix, Arizona where she was employed by Grant Thornton and most recently Deloitte, where she served real estate and broker dealer clients as an Audit Senior Manager. While at Deloitte, Ms. Cox managed all phases of financial statement audits and reviews, including fraud and industry risk analysis, internal control compliance, financial statement substantive testing, implementation of new accounting standards, evaluation of technical accounting matters with US GAAP and SEC filing requirements. Ms. Cox holds a Bachelor of Business Administration degree from North Dakota State University.

  David G. Ekman

        David G. Ekman is one of our directors, a position he has held since April 2018. He purchased a ComputerLand franchise in 1982 and later developed his own full-service computer company named Corporate Technologies in Fargo, North Dakota. In 1994, Mr. Ekman launched a regional Internet Service Provider (ISP) company, Corporate Communications, which was later sold. In 1999, Mr. Ekman merged his computer company with a voice and data company. The entity eventually became Multiband Subscriber Services, a field services company with over 3,000 U.S. employees, formerly listed on NASDAQ. Mr. Ekman ended his career as Multiband's Chief Information Officer in January 2015 after the company's sale. Mr. Ekman currently serves as President and founding partner of Bridge Hospitality, a company that performs hotel development and investment. Mr. Ekman is also a partner and President of One Rep Construction, an owners representative company for hotel construction and renovations. Additionally, he is co-owner of Travel Travel, a regional travel agency, and Magnum Tours, a tour company. Mr. Ekman has been involved with many associations and committees throughout his career including public company board of directors experience with Multiband. He currently serves on the Board of Trustees of the North Dakota State University Foundation, the College Advisory and Advancement board of directors at University of Minnesota Crookston, the board of directors of WCCO Belting in Wahpeton, North Dakota, and the Audit Committee of LOF-REIT, a non-registered, non-traded REIT sponsored by an affiliate of our Advisor. Mr. Ekman holds an Associate's degree in agricultural business from University of Minnesota Crookston. He then transferred to North Dakota State University, majoring in agricultural economics. We believe that Mr. Ekman's significant experience with Multiband and the hospitality industry makes him well qualified to serve as a member of our board of directors.

  Brian Hagen

        Brian Hagen is one of our independent directors, a position he has held since April 2018. Mr. Hagen has 39 years of experience in the banking industry across all business lines, including retail, business, investments, insurance and trust. He brings extensive leadership experience in new market development and market, sales and risk management. Mr. Hagen previously served as East Market President for First International Bank & Trust in Fargo, North Dakota, a position he held from January 2013 through June 2018. Effective July 1, 2018, Mr. Hagen was promoted to Chief Business Development Officer and Head of Trust, Investments and Insurance for First International Bank & Trust. We believe that Mr. Hagen's significant finance experience makes him well qualified to serve as a member of our board of directors.

  Jeffrey T. Leighton

        Jeffrey T. Leighton is one of our independent directors, a position he has held since August 2018. Jeffrey T. Leighton currently is Vice President and a board member of Leighton Broadcasting, a second-generation radio broadcast company. Mr. Leighton has spent most his life in Central Minnesota. Beginning in 1992 he worked as a financial advisor for American Express and attained a Series 7, 63 and 65 license for investments. In 1996, Mr. Leighton joined Leighton Broadcasting as Sales Manager for their Detroit Lakes, Minnesota market and in 2003, he was promoted to Market Manager for this same market. Mr. Leighton has led the Company in its completion of two acquisitions within this market since 2010. Mr. Leighton serves on the Essentia Health Foundation and was a driving force in its creation of the Business Relations committee. Mr. Leighton has also served in various positions with the Detroit Lakes Chamber of Commerce, Rotary and Health Resource Center. He holds a Bachelor of Arts degree in Finance and Marketing from The University of St. Thomas in St. Paul, Minnesota. We believe that Mr. Leighton's finance and acquisitions experience makes him well qualified to serve as a member of our board of directors.

  Perry M. Rynders

        Perry M. Rynders is one of our independent directors and is the Chairman of the Audit Committee of our board of directors, positions he has held since April 2019. Mr. Rynders is also the Chairman of the Audit Committee of Lodging Opportunity Fund REIT, Inc., an affiliate of the Company. Mr. Rynders was the Chief Executive Officer and member of the Board of Governors of A'viands, LLC, a food services management company, from 2005 through September of 2014. In August of 2011, A'viands was sold to TrustHouse Services Group, LLC. In April of 2013, TrustHouse Services Group, LLC was sold to Elior, a publicly traded company out of France. Mr. Rynders continued as a consultant to A'viands, LLC through March of 2018. Mr. Rynders is a 50% owner, CEO and Chairman of the Board of Governors of Best Development Company, LLC. Best Development Company, LLC's primary asset is approximately 80 acres of land in Dakota County, MN which is currently farmed. Mr. Rynders is a 50% owner, CEO and Chairman of the Board of Governors of Best Holding Company, LLC. Best Holding Company, LLC's primary asset is a 30,000 square foot office building in Roseville, MN. Mr. Rynders is a 50% owner, CEO and Chairman of the Board of Governors of Best Investment Company II, LLC. Best Investment Company II, LLC's primary asset is an investment is Tamarack Aerospace Group, Inc. Mr. Rynders is also an investor in Lodging Opportunity Fund REIT, Inc., an affiliate of the Company. Mr. Rynders is a Certified Public Accountant (Inactive). We believe that Mr. Rynders experience as Chairman of the Audit Committee of Lodging Opportunity

Fund REIT, Inc. and other business experience make him well qualified to serve as a member of our board of directors and the Chairman of our Audit Committee.

Board of Directors

        We operate under the direction of our board of directors. The board of directors is responsible for the management and control of the Company's business and affairs. Our board of directors currently consists of six directors. The board of directors has determined that each of Brian Hagen, Jeffrey T. Leighton and Perry Rynders is independent, as defined by the independence rules of the New York Stock Exchange.

        The board of directors is divided into three classes. Each class of directors will be elected for successive terms at the annual meeting of the stockholders the third year after election. Each director will serve for a term of three years, until his or her successor is duly elected and qualified, provided that Mr. Maple will initially serve for a one-year term and Messrs. Leslie, Hagen and Rynders will initially serve for a two-year term. There is no limit on the number of times a director may be elected to office. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors.

        Although the number of directors may increase or decrease, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time and, subject to the rights of the holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire board of directors may be removed from office at any time by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors in the event of the director's or board of directors' fraud, willful misconduct or gross negligence, as determined by a non-appealable final judgement of a court of competent jurisdiction.

Committees of the Board of Directors

        From time to time, the board of directors may appoint one or more committees of the board of directors, composed of one or more directors, which will serve at the pleasure of the board of directors. The board of directors may delegate to the committees any of the powers of the board of directors, except as prohibited by Maryland law, our charter or bylaws. Subject to the provisions of our bylaws, the board of directors will have the power at any time to change the membership of any board of directors committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified committee member or to dissolve any board of directors committee.

Audit Committee

        The board of directors established an audit committee of the board of directors (the "Audit Committee") currently composed of one director. Perry Rynders is the sole member and Chairman of the Audit Committee. The board of directors has determined that Mr. Rynders is "financially literate," and has "accounting or related financial management expertise," as such qualifications are interpreted by the board of directors in its business judgment and has determined that Mr. Rynders is an "audit committee financial expert" as that term is defined by the SEC. The Audit Committee is responsible for the oversight of (i) the Company's accounting and financial reporting processes, (ii) the integrity of the Company's financial statements, (iii) the Company's compliance with legal and regulatory requirements, (iv) the independent auditors' qualifications, performance and independence and (v) the adequacy of the Company's accounting and finance risk management processes and procedures. To assist the Audit Committee with its responsibilities, the Company created an advisory committee (the "Audit Advisory Committee"). Todd Fisher is currently the sole member of the Audit Advisory Committee. Mr. Rynders was a member of the Audit Advisory Committee prior to being appointed to the board of directors in April 2019.

        Todd Fisher is the President of F F Fisher Sales & Leasing, a regional fleet leasing, fleet management, equipment leasing, and a late model vehicle sales company. He has over 25 years of experience in the leasing industry. Mr. Fisher has worked for a regional CPA accounting firm in tax and management advisory services and has experience in the commercial real estate industry. He attended North Dakota State University and Moorhead State University and is a finance graduate. Mr. Fisher serves on the executive committee and the advisory board for the Fisher Companies.

Conflicts Committee

        The board of directors established a conflicts committee of the board of directors (the "Conflicts Committee") composed of all of the independent directors. As of the date of this filing, the members of the Conflicts Committee are Brian Hagen, Jeffrey T. Leighton and Perry Rynders. The Conflicts Committee may act on any matter permitted under Maryland law. Both the board of directors and the Conflicts Committee must act upon those conflicts of interest matters that cannot be delegated to a committee under Maryland law. The Conflicts Committee may also retain its own legal and financial advisors at our expense when appropriate. Among the matters we expect the Conflicts Committee to act upon are the following:

  •
  the continuation, renewal or enforcement of our agreements with the Advisor and its affiliates, including the Advisory Agreement;

  •
  specific known and disclosed conflicts including the approval of any NHS management agreements with the TRS Lessees;

  •
  transactions with affiliates;

  •
  the offering of any of the Company's securities;

  •
  whether and when we seek to list our common stock on a national securities exchange;

  •
  whether and when we seek to become self-managed; and

  •
  whether and when we seek to sell the Company or substantially all of its assets.

        All purchases and sales of the Projects, originations and acquisitions of the Loans and third-party borrowings must be approved by at least a majority of the board of directors and a majority of the Conflicts Committee. Unless otherwise provided by our charter, the Conflicts Committee may approve a proposed investment without action of the full board of directors if the approving members of the Conflicts Committee constitute at least a majority of the board of directors.

ITEM 6.    EXECUTIVE COMPENSATION.

Compensation of Executive Officers

        We currently do not have any paid employees and our executive officers do not receive any compensation directly from us. Our executive officers are officers and/or employees of, or hold an ownership interest in, the Advisor and/or its affiliates, and our executive officers are compensated by those entities, in part, for their services to us or our subsidiaries. Corey Maple, Chief Executive Officer, and Norman Leslie, Chief Investment Officer, are not employees of the Advisor or its affiliates and therefore there is no cost of salaries or benefits for those two individuals for which the Company reimburses the Advisor and/or its affiliates. Katie Cox, Chief Financial Officer, is an employee of an affiliate of the Advisor and the Company reimburses the affiliate, at cost, for an allocated portion of her compensation to the extent she provides services to the Company. For the year ended December 31, 2018, the three months ended June 30, 2019, and the six months ended June 30, 2019, the total amount of compensation expenses reimbursed by the Company was $18,686, $20,473, and $47,912, respectively. See Item 7, "Certain Relationships and Related Transactions, and Director Independence" for a discussion of the fees and expense reimbursements paid to the Advisor and its affiliates.

Compensation to Independent Directors

        If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. Our current policy is to pay our independent directors $500 for each regularly scheduled board of directors or board of directors committee meeting the director attends in person and $250 for each meeting the director attends virtually or by telephone. If there is a meeting of the board of directors and one or more board of directors committees in a single day, the fees will be limited to $500 or $250 per day, as applicable. We also will pay each independent director $500 per day for each external seminar, conference, panel, forum or other industry-related event attended in person and in which the independent director actively participates, solely in his or her capacity as an independent director of the Company. The members of the Audit Advisory Committee will receive the same pay described above for independent directors. In addition, the chairman of the Audit Advisory Committee will also receive $2,500 each year as compensation for the additional duties performed as chairman of the Audit Advisory Committee. This compensation policy may be modified by the board of directors from time to time but will not be amended until completion of the Offering.

        The following table sets forth information for the fiscal year ended December 31, 2018 regarding the compensation of each director who as of December 31, 2018 was not also one of our executive officers.

Name	Fees Earned or Paid in Cash	Other Compensation	Total
Brian Hagen(1)	$1,750	—	$1,750
Jeffrey T. Leighton(1)	750	—	750
Perry Rynders(2)	250	—	250

(1)
Mr. Hagen and Mr. Leighton earned and received $1,750 and $750, respectively, of director's fees for the financial year ended December 31, 2018.

(2)
Mr. Rynders was not named as a director until April 2019. Mr. Rynders received $250 as a member of the Audit Advisory Committee for the year ended December 31, 2018, prior to being named as a director.

ITEM 7.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

        We are subject to various conflicts of interest arising out of our relationship with the Advisor and its affiliates and employees, some of whom serve as our executive officers and directors. The Advisor is wholly-owned by Corey R. Maple and Norman H. Leslie. These conflicts include (1) conflicts with respect to allocation of the time of the Advisor and their affiliates and their key personnel, (2) conflict with respect to allocation of investment opportunities and (3) conflicts related to the compensation arrangements between the Advisor, its affiliates and us. Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise. All of our directors have a fiduciary obligation to act on behalf of our stockholders.

Advisory Agreement

        Effective June 1, 2018, we entered into the Amended and Restated Advisory Agreement with the Advisor and the Operating Partnership. The Advisory Agreement was not negotiated at arms-length nor has it been reviewed by an independent third party. The Advisory Agreement has a 10-year term. The Company may terminate the Advisory Agreement at any time for cause if (i) the Advisor has been adjudicated bankrupt or insolvent by a court of competent jurisdiction, (ii) the Advisor commits fraud, gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction or (iii) the Advisor commits a material breach of the Advisory Agreement which is not cured within 30 days of notice. It may also be terminated by mutual written agreement of the parties at any time. The Company will remain obligated to pay all earned and unpaid compensation and expenses in respect of services rendered by the Advisor prior to termination of the Advisory Agreement.

        There may be conflicts of interest due to the Advisor's receipt of certain incentive and management fees pursuant to such agreement. For example, the Advisor may incur increased management fees if a Project is retained, but it may be advantageous for our stockholders for such Project to be sold and the proceeds distributed to the partners of the Operating Partnership, and thus on to our stockholders. In addition, certain incentive fees are payable to the Advisor upon the sale or acquisition of a Project. This could incentivize the Advisor to acquire or dispose of Projects in instances where such acquisitions or dispositions are not in the best interests of our stockholders.

        The following is a brief description of the compensation that may be received by the Advisor and its affiliates from the Company in connection with advisory services and administration and operation of the Projects and the Loans. Unless otherwise noted below, any third parties engaged by the Advisor to provide the services described below will be paid by the Advisor.

Reimbursement of Organization and Offering Expenses:	The Advisor will be reimbursed by the Company for all organization and offering expenses, including legal, accounting, printing, marketing and other Offering costs and expenses as well as costs and expenses relating to the organization of the Company. Following the termination of the Offering, the Advisor will reimburse the Company for all organization and offering expenses incurred by the Company in excess of 15% of the gross proceeds of the Offering.
Asset Management Fee:

The Advisor will receive an annual Asset Management Fee, paid on a monthly basis, equal to 0.75% of the Gross Assets (meaning original basis, book value, or gross value determinable by NAV, as set forth in the Advisory Agreement) of the Company held on the last day of the month for which the payment is made. If the Company has not liquidated all of the Projects on or before the Fee Adjustment Date (the fifth anniversary of the termination of the Offering), the Asset Management Fee will be reduced to 0.375% of the Gross Assets of the Company beginning after the Fee Adjustment Date.

Acquisition Fee:

The Advisor will receive an Acquisition Fee for each Project acquired by the Company equal to 1.4% of the contract purchase price of the Project, including funds allocated for any project improvement plan, which will be paid at the closing of the acquisition. The Advisor will not receive fees in connection with the origination or acquisition of the Loans. The Company will also reimburse the Advisor for certain expenses it pays in connection with acquisitions or potential acquisitions.

Financing Fee and Refinancing Fee:

The Advisor or an affiliate will receive a Financing Fee equal to 1.4% of the contract purchase price of the Project, including funds allocated for any project improvement plan, and a Refinancing Fee equal to 0.75% of the principal amount of the refinancing, which will be paid at the closing of the financing or refinancing. The Financing Fee and the Refinancing Fee will be in addition to any fee paid to a third-party in connection with such financing or refinancing.

Disposition Fee:

In the event of a sale, exchange or other disposition of a Project, the Advisor will receive a Disposition Fee equal to between 0.0% and 4.0% of the contract sales price of the Project, depending upon the capital gain on a Project, which will be paid at the closing of such disposition. In connection with the sale of all or substantially all of the Company's assets or merger, the Disposition Fee will be calculated as set forth in the Advisory Agreement.

Guarantee Fee:

Certain affiliates of the Advisor will receive an annual Guarantee Fee equal to 1.0% of the guaranty, paid on a monthly basis, for debt obligations of the Projects that are personally guaranteed by such affiliates.

Real Estate Commissions:

For substantial assistance in connection with the sale of a Project in which the Advisor or its affiliate or agent provides substantial services, the Advisor (or its affiliate or agent) will receive a real estate commission of up to 3.0% of the contract sales price of the Project; provided, however, that in no event will such real estate commission be greater than one-half of the total commission paid with respect to the sale of the Project if a commission is paid to a third-party in addition to the Advisor (or its affiliate or agent), and in no event will the total commission paid to the Advisor (or its affiliate or agent) and the third-party exceed 5.0% of the contract sales price of the Project. In the event the entire Company is sold, merged or otherwise transferred, the Real Estate Commission will be due in an amount as if the Projects were all sold at their gross value based on the merger or sale consideration (as grossed up for liabilities).

Series B Limited Partnership Units:	Under the Operating Partnership Agreement, the Advisor, as the Series B Limited Partner, will receive distributions from the Operating Partnership as follows:
(1)

For all years, an amount equal to 5.0% of the total of (i) the total distributions made to the Partners of the Operating Partnership (excluding the Series B Limited Partner) and (ii) the total distributions made to the Series B Limited Partner ((i) divided by 0.95), after the Operating Partnership partners (excluding the Series B Limited Partner) have received a 6.0% cumulative, but not compounded, return on their capital contributions.

(2)

For the year of liquidation, termination, merger or other cessation of the General Partner, or the liquidation of the Partnership, an amount equal to 5.0% of the original capital contributions made by the Partners (including the Company), after the Partners (excluding the Series B Limited Partner) have received a return of their capital contributions plus a 6% cumulative, but not compounded, return.

Subordinated Performance Fee:

The Advisor will receive an annual Performance Fee equal to 20% of the distributions after the Operating Partnership partners (excluding the Series B Limited Partner) have received a 6.0% cumulative, but not compounded, return per annum. The Performance Fee amount will depend on the Company's performance as well as the number of shares sold in the Offering and the period of time the investors continue to hold the shares. The Performance Fee will be paid annually in arrears no later than 90 days after the end of the fiscal year, and may be made in any form and from any source, including Offering proceeds, dividend reinvestment plan proceeds, financing proceeds and/or cash flows.

Final Performance Distribution:

Under the Operating Partnership Agreement, the Advisor, as the Series B Limited Partner, will receive from the Operating Partnership a Final Performance Distribution equal to 20% of the net proceeds from the sale of the Projects, after the Partners (including the Company but not the Series B Limited Partner) have received a return of their capital contributions plus a 6.0% cumulative, but not compounded, return from all distributions.

        Separate from reimbursement of organization and offering expenses described above, the Company may pay directly or reimburse the Advisor for certain costs incurred in connection with its provision of services to us, including certain acquisition costs, financing costs, and sales and marketing costs, as well as an allocable share of general and administrative overhead costs. All reimbursements are paid to the Advisor at cost.

Management Agreements

        NHS provides property management and hotel operations management services for the Company's hotel properties, pursuant to individual management agreements for each property. The agreements have an initial term expiring on December 31st of the fifth full calendar year following the effective date of the agreement, which automatically renews for successive five-year periods, unless terminated in accordance with its terms. NHS earns a monthly base management fee for property management services, including overseeing the day-to-day operations of the hotel properties equal to 4% of gross revenue. NHS earns other fees for various administrative and other services and may receive reimbursement, at cost, for expenses incurred on behalf of the Company.

TRS Lease Agreements

        Each of the Company's TRS Lessee subsidiaries lease their respective hotel property through a separate subsidiary of the Company. Each lease agreement has an initial term of 10 years, and two consecutive 5 year renewal options. Each lease has a fixed monthly rental payment and potential monthly additional rent based on defined gross revenue thresholds being met. Each TRS Lessee subsidiary is also required to pay the property taxes, insurance, and maintenance costs related to each property.

Loan Guaranties

        The Company, the Operating Partnership, the Master TRS and Mr. Maple have entered into guaranties in connection with certain loans. See Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt" and "—Subsequent Events."

Advisory Agreement:

        For the year ended December 31, 2018, the three months ended June 30, 2019, and the six months ended June 30, 2019, the Company incurred the following related-party costs payable to the Advisor and its affiliates:

	For the Year Ended December 31, 2018	For the Three Months Ended June 30, 2019	For the Six Months Ended June 30, 2019
Fees and distributions:
Acquisition fees	$103,476	$196,243	$396,567
Financing fees	103,476	196,243	396,567
Asset management fees	10,286	56,553	82,337
Performance fees	4,747	—	—
Series B distributions	8,744	25,272	39,276

	$230,729	$474,311	$914,747

Reimbursements:
Offering costs	$939,873	$444,272	$1,030,079
General and administrative	484,310	587,534	1,130,288
Sales and marketing	127,041	79,164	169,323
Financing costs	45,114	—	—
Acquisition costs	41,467	420,534	879,452
Other	7,140	9,621	9,621

	$1,644,945	$1,541,125	$3,218,763

        As of December 31, 2018 and June 30, 2019, amounts payable to the Advisor and its affiliates were $685,685 and $584,493, respectively.

NHS:

        For the year ended December 31, 2018, the three months ended June 30, 2019, and the six months ended June 30, 2019, the Company incurred the following related-party costs payable to NHS:

	For the Year Ended December 31, 2018	For the Three Months Ended June 30, 2019	For the Six Months Ended June 30, 2019
Fees:
Management fees	$4,950	$69,468	$93,676
Accounting fees	2,324	9,856	14,896
Other	687	5,824	15,676

	$7,961	$85,148	$124,248

Reimbursements	$10,588	$32,804	$46,613

        As of December 31, 2018 and June 30, 2019, amounts payable to NHS were $15,360 and $45,705, respectively.

Interests of the Advisor and its Affiliates in Other Real Estate Programs

        The Advisor and its executive officers, as well as our officers and directors, may be involved in other business ventures, and will need to allocate their time between us and other activities in which they are or may become involved. There are no requirements that any of our directors, affiliates or executive officers devote any amount of time to the Advisor or to our operations.

        NHS is wholly-owned by Norman H. Leslie and he also serves as its President. Mr. Leslie is an officer and director of the Company and has a less than 5% ownership interest in the Company. He is also an officer and owner of the Advisor which may create an incentive to use the services of NHS to manage the Projects in lieu of third-party managers. It is not contemplated that an independent third party will be reviewing or approving the management contracts between our TRS Lessees and NHS.

Certain Conflict Resolution Measures

        In order to minimize the risks created by conflicts of interest, the board of directors has established a Conflicts Committee of the board of directors, which is composed of all of our independent directors. The Conflicts Committee will review and approve all matters the board of directors believes may involve a conflict of interest, including all transactions between the Company and affiliates of the Company and/or the Advisor. See "Item 5, Directors and Executive Officers—Conflicts Committee" for a description of the matters that the Conflicts Committee may act upon.

Director Independence

        For information relating to our independent directors, see "Item 5, Directors and Executive Officers—Our Directors and Executive Officers" of this Form 10.

ITEM 8.    LEGAL PROCEEDINGS.

        We may from time to time be a party to legal proceedings which arise in the ordinary course of our business. Management is not aware of any current or pending legal proceedings to which we or any of our subsidiaries are a party or to which any of our property is subject, the outcome of which would, in management's judgment based on information currently available, have a material adverse effect on our results of operations or financial condition, nor is management aware of any such legal proceedings contemplated by governmental authorities.

ITEM 9.    MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

        There is no established public trading market for our shares of common stock, and we do not expect a public trading market to develop. The Company has not agreed to register under the Securities Act for sale by stockholders any securities of the Company.

Share Valuation

        The Advisor will administer the Company's valuation policy and will be responsible for the oversight of the valuation process, including the review and approval of the valuation and appraisal processes and methodologies used to determine our estimated net asset value per share ("Share NAV"), the consistency of the valuation and appraisal methodologies with real estate industry standards and practices, and the reasonableness of the assumptions used in the valuations and appraisals. We will disclose, in each annual report distributed to stockholders, the Share NAV, the method by which it was developed, and the date of the data used to develop the Share NAV.

        The initial Share NAV is $10.00, the Offering price of the shares, which was determined by our board of directors and bears no relationship to any established criteria of value such as book value or earnings per share, is not based on our past earnings, and does not reflect current market value for our assets. The Advisor may, but is not obligated to, determine a new Share NAV prior to the termination of the Offering. We currently expect to update the Share NAV on an annual basis after the Initial Valuation Date (as defined below).

        The Advisor will determine the net asset value of the Company ("Company NAV") by (i) taking into consideration the cost value of the Projects and other assets owned by the Company (if such Projects or other assets were acquired within 12 months of the applicable valuation), (ii) utilizing third-party appraisals or broker opinions of value (if such Projects or other assets have been owned by the Company for more than 12 months) or (iii) determining the enterprise value of the Company. We expect to determine the initial Company NAV within 150 days following the second anniversary of breaking escrow in the Offering (the "Initial Valuation Date"). After the Initial Valuation Date, the Company NAV will be made on an annual basis. We may determine the Company NAV on a more frequent basis if the Advisor and our board of directors determines, in their sole discretion, that a more frequent valuation is warranted.

        At any time that the Company NAV is calculated as provided above, the Company intends to adjust the Offering price of the shares in an amount equal to the Company NAV divided by the number of outstanding shares and will report the new Share NAV to our stockholders. Our board of directors will determine a new Share NAV at such times and in conjunction with the Company's determination of the Company NAV.

Stockholders

        As of August 31, 2019, there were 4,269,447 shares of our common stock outstanding, held by a total of 749 holders.

Equity Compensation Plans

        Our board of directors has approved the adoption of a phantom stock plan (the "Phantom Stock Plan") for the Company. However, the specific terms of the Phantom Stock Plan have not yet been determined and approved by our board. The Company intends for the shares designated pursuant to the Phantom Stock Plan (the "Phantom Shares") to be allocated to the Advisor, the TRSs collectively and NHS for distribution of the proceeds to their respective employees and service providers in accordance with their compensation plans, however, none of Corey R. Maple, Norman H. Leslie or Katie Cox will receive any Phantom Shares pursuant to the Phantom Stock Plan.

Distributions

        Distributions are authorized at the discretion of the board of directors, based on its analysis of our performance over the previous period and expectations of performance for future periods. Many of the factors that can affect the availability and timing of cash distributions to our stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions. There can be no assurance that future cash flow will support paying distributions or maintaining distributions at any particular level or at all. We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

        To maintain our qualification as a REIT after electing REIT status, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. The board of directors may authorize distributions in excess of those required for the Company to maintain REIT status depending on the Company's financial condition and such other factors as the board of directors deems relevant.

        During our offering period, when we may raise capital more quickly than we acquire income producing assets, and from time to time during our operational stage, we may not pay distributions solely from our cash flows from operations, in which case distributions may be paid in whole or in part from debt financing or offering proceeds. To date, all distributions paid have been paid from offering proceeds. See the accompanying financial statements and notes thereto for further information regarding the cash distributions declared and paid by the Company.

ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES.

        On June 1, 2018, we commenced a private placement offering of up to $100,000,000 in shares of our common stock. We are offering these securities in reliance upon exemptions from the registration requirements provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving any public offering. The securities are being offered and sold only to purchasers who are "accredited investors," as defined in Rule 501 of Regulation D of the Securities Act, and without the use of general solicitation, as that concept is embodied in Regulation D. As of August 31, 2019, the Company sold 4,269,447 shares of common stock resulting in gross offering proceeds of approximately $42.1 million. Of this amount, 107,526 shares have been purchased by officers of the Company and the Advisor in the Offering. As of August 31, 2019, aggregate selling commissions of $3.0 million and marketing and diligence allowances and other wholesale selling costs and expenses of $1.6 million have been paid in connection with the offering.

        Other than as set forth above, we have not sold any securities which were not registered under the Securities Act during the previous three years.

ITEM 11.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        The following is a summary of the rights and preferences of our common stock. We encourage you to read carefully this entire Form 10, our charter and bylaws, and the relevant provisions on Maryland law for a more complete understanding of our common stock. Copies of our charter and bylaws are filed as exhibits to this Form 10; and the following summary, to the extent it relates to those documents, is qualified in its entirety by references thereto.

General

        Our charter authorizes us to issue up to 1,000,000,000 shares of stock, consisting of 900,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. Our board of directors, with the approval of the majority of the entire board of directors and without any action by the stockholders of the Company, may amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue.

Common Stock

        The securities being registered hereby are shares of our common stock. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, the holders of shares of our common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as provided in our charter, including any articles supplementary with respect to any series of preferred stock that we may issue in the future, the holders of our common stock will possess exclusive voting power. Our charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of common stock can elect the Company's entire board of directors.

        Holders of our common stock will be entitled to receive such distributions as authorized from time to time by our board of directors and declared by us out of legally available funds, subject to any preferential rights of any preferred stock that we issue in the future. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to our preferred stockholders. Holders of shares of our common stock will not have preemptive rights, which means that stockholders will not have an automatic option to purchase any new shares that we issue, nor will holders of our common stock have any preference, conversion, exchange or sinking fund or rights. Holders of shares of our common stock will not have appraisal rights unless the board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which such stockholders would otherwise be entitled to exercise appraisal rights.

Share Redemption Program

        The board of directors has adopted a share redemption program that may enable our stockholders to redeem their shares in limited circumstances. In its sole discretion, the board of directors could choose to terminate or suspend the program or to amend its provisions without stockholder approval. The redemption program may be reviewed and modified by the board of directors as it deems necessary in its sole discretion. The following discussion summarizes the principal terms of our share redemption program.

  Redemption Price

        Under certain circumstances and subject to the death redemption described below, the prices at which we will redeem shares under our redemption program are as follows:

  •
  For those shares held by the redeeming stockholder for at least one year, 92% of the current share NAV;

  •
  For those shares held by the redeeming stockholder for at least two years, 96% of the current share NAV; and

  •
  For those shares held by the redeeming stockholder for at least three years, 100% of the current share NAV.

        For purposes of determining the time period a redeeming stockholder has held each share, the time period begins as of the date the stockholder acquired the share, provided that shares purchased by the redeeming stockholder pursuant to our dividend reinvestment plan will be deemed to have been acquired on the same date as the initial shares to which the dividend reinvestment plan shares relate. The board of directors may, in its sole discretion, reject any request for redemption and may, upon notice to the stockholders, amend, suspend or terminate the redemption program at any time.

  Limitations on Redemption

        There are several limitations on our ability to redeem shares under our share redemption program:

  •
  Unless the shares are being redeemed in connection with a stockholder's death, we may not redeem shares unless the stockholder has held the shares for at least one year.

  •
  During any calendar year, we will redeem only the number of shares that we could purchase with the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year. However, we may increase or decrease the funding available for the redemption of shares pursuant to our share redemption program upon 10 business days' notice to our stockholders.

  •
  During any calendar year, we will limit the total shares redeemed to no more than 5.0% of the weighted-average number of shares outstanding as of December 31 of the prior calendar year.

  •
  We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

  •
  We will not repurchase shares if the board of directors determines, in its sole discretion, that the repurchase price determined in accordance with the terms of our share redemption program exceeds the then current fair market value of the shares to be repurchased.

  Procedures for Redemption

        We will redeem shares within 21 days following the end of a calendar quarter. We must receive a written request for redemption at least two business days before the end of the calendar quarter in order for us to repurchase a stockholder's shares on the redemption date. If we cannot repurchase all shares presented for redemption in any quarter, we will attempt to honor redemption requests on a pro rata basis. The board of directors may, in its sole discretion, reject any request for redemption.

        If we did not completely satisfy a stockholder's redemption request on a redemption date because we did not receive the request in time, because of the limitations on redemptions set forth in our share redemption program or because of a suspension of our share redemption program, we would treat the unsatisfied portion of the redemption request as a request for redemption at the next redemption date at which funds are available for redemption unless the stockholder withdraws its request. Any stockholder may withdraw a redemption request upon written notice to the program administrator if such notice is received at least two business days before the redemption date.

        All shares to be redeemed must be (i) fully transferable and not be subject to any liens or other encumbrances and (ii) free from any restrictions on transfer. If we determine that a lien or other encumbrance or restriction exists against the shares, we will not redeem any such shares.

        Neither we nor the board of directors will have any liability to any stockholder for any damages resulting from or related to the stockholder's presentment of its shares. Further, stockholders will have complete responsibility for payment of all taxes, assessments and other applicable obligations and third-party costs resulting from or relating to our repurchase of shares. All repurchased shares shall be redeemed as treasury shares and be made available for purchase to new or existing stockholders.

        Qualifying stockholders who desire to redeem their shares must give written notice to us by completing a redemption request form and returning it as follows:

  •
  Regular mail: Lodging Fund REIT III, Inc., 1635 43rd Street South, Suite 205, Fargo, ND 58103, Attention: Investor Relations.

  •
  Redemption request forms are available to stockholders by contacting their financial advisor, or by calling Investor Relations at (701) 630-6500.

  Special Redemptions—Death Redemption

        In the event of the death of a stockholder, the Company will, upon request and within six months from the date of the request, repurchase such stockholder's shares regardless of the period the deceased stockholder has owned such shares at the following prices:

  •
  92% of the current share NAV if death occurs less than six months of the purchase;

  •
  96% of the current share NAV if death occurs from six months to one year of purchase; and

  •
  100% of the current share NAV if death occurs after one year of purchase.

        We will not be obligated to repurchase a deceased stockholder's shares if more than two years have elapsed from the date of death.

        No redemption requests were received by us during the year ended December 31, 2018 or the six months ended June 30, 2019.

  Amendment, Suspension or Termination of Program and Notice

        The board of directors may, at any time and without stockholder approval, upon 10 business days' written notice to the stockholders (i) amend, suspend or terminate our share redemption program and (ii) increase or decrease the funding available for the redemption of shares pursuant to our share redemption program.

Dividend Reinvestment Plan

        The board of directors has adopted a dividend reinvestment plan, which permits stockholders to reinvest their distributions back into the Company. Stockholders may elect to reinvest their distributions at 95% of the then-current Share NAV. The dividend reinvestment plan, as adopted, will be reviewed periodically and changes will be made, as necessary. The board of directors may, in its sole discretion, terminate or modify the dividend reinvestment plan at any time.

Stockholder Meetings

        Annual meetings of stockholders will be held at such date as may be determined by the board of directors. At the annual meeting, the stockholders will elect directors and transact such other business as may properly come before the meeting. Special meetings of stockholders may be called by the Chairman of the Board, Chief Executive Officer, President and the board of directors, and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at the meeting. Each stockholder will have the right to vote in person or by proxy and will be entitled to one vote for each share registered in its name. A quorum for purposes of the meeting requires the attendance in person or by proxy of the holders of 30% of the shares issued and outstanding and entitled to vote at such meeting.

Matters Requiring Stockholder Approval

        The board of directors cannot take the following action without approval of a majority of the then outstanding shares: (i) sell all or substantially all of the Company's assets other than in the ordinary course of business; (ii) cause the merger or other reorganization of the Company; or (iii) dissolve or liquidate the Company.

Restrictions on Transfer and Ownership of Shares

  Ownership Limit

        To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of the Company and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences will not apply in the first taxable year for which we make an election to be taxed as a REIT. We may prohibit certain acquisitions and transfers of the shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, there can be no assurance that this prohibition will be effective.

        To help ensure that we meet these tests, among other purposes, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% in value of our aggregate outstanding shares of capital stock or 9.8% in value or number of shares, whichever is more restrictive, of our outstanding shares of common stock unless exempted by the board of directors.

        The board of directors may waive (prospectively or retroactively) this ownership limit with respect to a particular person if the ownership in excess of the limit will not result in the Company's being "closely held" within the meaning of Internal Revenue Code Section 856(h) or otherwise would result in the Company's failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, directly or indirectly, an interest in a tenant of the Company (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of the board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to a trust as described below. For purposes of this provision, we treat corporations, partnerships and other entities as one person. Our charter also prohibits any person from beneficially or constructively owning shares that would result in the Company's being "closely held" within the meaning of Internal Revenue Code Section 856(h) or otherwise would result in the Company's failing to qualify as a REIT and any transfer of the shares that, if effective, would result in the shares being beneficially owned by fewer than 100 persons.

  Transfer of Capital Stock in Trust

        Any attempted transfer of the shares that, if effective, would result in a violation of the Company's ownership limit or would result in a violation of any of the other restrictions on transfer and ownership described above will be null and void or will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The prohibited transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We will also name one or more charitable organizations as a beneficiary of the trust.

        Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to distributions and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all distributions on the shares held in trust and will hold such distributions in trust for the benefit of the charitable beneficiary. The trustee may vote any shares held in trust. Subject to Maryland law, the trustee will also have the authority (i) to rescind as void any vote cast by the prohibited transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that any of the shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive the lesser of (i) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares held in trust. The trustee may reduce the amount payable to the prohibited transferee by the amount of distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee and by the amount of any costs incurred by us in connection with the transfer. Any net sales proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trustee, the shares are sold by the prohibited transferee, then (i) the shares will be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount such prohibited transferee was entitled to receive, the excess will be paid to the trustee upon demand.

        In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) or (ii) the Market Price on the date we, or our designee, accepts the offer, both as reduced by the amount of any costs incurred by us in connection with the transfer. We will have the right to accept the offer until the trustee has sold the shares held in trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee. We may reduce the amount payable to the prohibited transferee by the amount of distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

        Any person who acquires or attempts to acquire shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must immediately notify us of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days' written notice prior to such transaction. In both cases, such persons will provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

        The foregoing restrictions will continue to apply until the board of directors determines it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer required for REIT qualification. The ownership limit does not apply to any underwriter in an offering of the shares or to a person or persons exempted from the ownership limit by the board of directors as described above.

        Within 30 days after the end of each taxable year, every owner of 5% or more of our outstanding stock will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner will also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.

        These restrictions could delay, defer or prevent a transaction or change in control of the Company that might involve a premium price for the shares of common stock or otherwise be in the best interests of our stockholders.

Phantom Stock Plan

        The board of directors has approved the adoption of a phantom stock plan (the "Phantom Stock Plan") for the Company. However, the specific terms of the Phantom Stock Plan have not yet been determined and approved by our board. The Company intends for the shares designated pursuant to the Phantom Stock Plan (the "Phantom Shares") to be allocated to the Advisor, the TRSs collectively and NHS for distribution of the proceeds to their respective employees and service providers in accordance with their compensation plans; however, none of Corey R. Maple, Norman H. Leslie or Katie Cox will receive any Phantom Shares pursuant to the Phantom Stock Plan. The purpose of the Phantom Stock Plan is to advance the interests of the Company by providing an incentive to attract, retain and reward persons performing services for the Company or its affiliates and by motivating such persons to contribute to the growth and profitability of the Company.

Non-Certificated Interests

        Unless otherwise provided by the board of directors, the Company will not issue shares in certificated form. Information regarding restrictions on the transferability of the shares that, under Maryland law, would otherwise have been required to appear on the share certificates will instead be furnished to stockholders upon request and without charge. These requests should be delivered or mailed to: Lodging Fund REIT III, Inc., 1635 43rd Street South, Suite 205, Fargo, ND 58103, Attention: Investor Relations.

        The Company will maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, the Company will continue to treat the stockholder registered on the Company's stock ledger as the owner of the shares until the new owner delivers a properly executed form to the Company, which form the Company will provide to any registered holder upon request.

Amendments

        We may from time to time make any amendment to our charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in our charter, of any shares of outstanding stock. Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in our charter, any amendment to our charter will be valid only if declared advisable by the board of directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Board of Directors

        We operate under the direction of the board of directors, the members of which are accountable to us and our stockholders in accordance with the standard of conduct under Section 2-405.1 of the Maryland General Corporation Law. The board of directors is responsible for the management and control of our affairs.

  Number and Classes of Directors

        Our charter and bylaws provide that the board of directors consists of five directors. The number of directors may be increased or decreased by a majority of the directors, but will be no fewer than the number required by the Maryland General Corporation Law (which is one) nor more than 11 at any time. Our bylaws, however, may be amended from time to time to increase or decrease the minimum or maximum number of directors. On April 19, 2019, the board of directors increased the number of directors to six.

        The board of directors are divided into three classes. At each annual meeting of stockholders, one class of directors will be elected for a term of three years and until his or her successor is duly elected and qualified; provided, however, that Mr. Maple as the initial Class I director will serve for an initial term of one year and Messrs. Leslie, Hagen and Rynders as the initial Class II directors will serve for an initial term of two years. There is no limit on the number of times a director may be elected to office. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors, however, a decrease may not have the effect of shortening the term of any incumbent director.

  Vacancies

        Any vacancy on the board of directors for any reason may be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any individual so elected as director will serve until the next annual meeting of the stockholders and until his or her successor is elected and qualifies.

  Exclusive Forum for Certain Disputes

        Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for any Internal Corporate Claim, as such term is defined in Section 1-101(p) of the Maryland General Corporation Law. The exclusive forum provision of our bylaws does not cover claims that arise under the Securities Act, the Exchange Act or other federal securities laws. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or employees, which may discourage meritorious claims from being asserted against us and our directors, officers, or employees. Alternatively, if a court were to find this provision of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. We adopted this provision because we believe it makes it less likely that we will be forced to incur the expense of defending duplicative, costly and time-consuming actions in multiple forums, and we believe the risk of a court declining to enforce this provision is remote, as the General Assembly of Maryland has specifically amended the Maryland General Corporation Law to authorize the adoption of such provisions.

Maryland Business Combination Act

        Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder's affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term "business combination" includes mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers and issuances or reclassifications of equity securities. An "interested stockholder" is defined for this purpose as: (i) any person who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance, generally or specifically, the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

        These supermajority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

Maryland Control Share Acquisitions Act

        The Maryland General Corporation Law provides that the holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of the other stockholders. Two-thirds of the votes entitled to be cast on the matter must vote in favor of granting the "control shares" voting rights. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. "Control shares" are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers.

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a "control share acquisition" means the acquisition of issued and outstanding control shares.

        Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an "acquiring person statement" for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.

        If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may obtain rights as objecting stockholders and, thereunder, exercise appraisal rights. This means that stockholders would be able to force the Company to redeem their shares for fair value. Under the Maryland General Corporation Law, the fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Furthermore, some of the limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.

Subtitle 8 of the Maryland General Corporation Law

        Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class in which the vacancy occurred; and

  •
  a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

        Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) have a classified board, (ii) vest in the board of directors the exclusive power to fix the number of directorships and (iii) require, unless called by our chairman of the board, chief executive officer or president or any director, the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter. We have elected, at such time as we become eligible to make such election under Subtitle 8, to provide that vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred.

Description of the Operating Partnership Agreement

        We have summarized the material terms of the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement"). This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the limited partnership agreement of the Operating Partnership, which is filed as an exhibit to this Form 10.

  General

        Lodging Fund REIT III OP, LP, the Operating Partnership, was formed on April 11, 2018 under the Delaware Revised Uniform Limited Partnership Act. The character and general nature of the business to be conducted by the Operating Partnership is the acquisition, operation and disposition of the Projects. The Operating Partnership will allow investors to contribute lodging properties to the Operating Partnership in a tax-free transaction in exchange for limited partnership interests described below.

  General Partner and Limited Partners

        The Company is the General Partner of the Operating Partnership. For each share issued pursuant to the Offering, the Company will acquire one General Partner unit of the Operating Partnership. The Operating Partnership will issue the General Partner units at the time the Company contributes the proceeds from the Offering to the Operating Partnership.

        The Limited Partners of the Operating Partnership will be either Common Limited Partners or the Series B Limited Partner. The Operating Partnership has issued 1,000 Series B limited partnership units to the Advisor. The Advisor is currently the only Series B Limited Partner.

  Distributions of Cash

        Subject to the provisions of the Operating Partnership Agreement, distributions of cash will be made on a monthly basis (or, at the election of the General Partner, more or less frequent), in an amount determined by the General Partner in its sole discretion, to the Common Limited Partners and the General Partner in proportion to their Percentage Interests. Because the Company intends to elect REIT status, the Company, and consequently, the Operating Partnership, are required to distribute at least 90% of their taxable income.

  Distributions and Allocations to the Series B Limited Partner

        The Series B Limited Partner will receive distributions as follows:

  (i)
  For all years, an amount equal to 5.0% of the total of (a) the total distributions made to the Partners (including the Company but not the Series B Limited Partner) and (b) the total distributions made to the Series B Limited Partner ((a) divided by 0.95), after the Partners (including the Company) have received a 6.0% cumulative, but not compounded, return on their original capital contributions;

  (ii)
  For the year of liquidation, termination, merger or other cessation of the General Partner, or the liquidation of the Partnership, an amount equal to 5.0% of the original capital contributions made by the Partners (including the Company), after the Partners (including the

    Company but not the Series B Limited Partner) have received a return of their capital contributions plus a 6% cumulative, but not compounded, return; and

  (iii)
  For the year of liquidation, termination, merger or other cessation of the General Partner, or the liquidation of the Partnership, an amount equal to 20% of the net proceeds from the sale of the Projects (exclusive of the amounts set forth in clauses (i) and (ii) above), after the Partners (including the Company but not the Series B Limited Partner) have received a return of their capital contributions plus a 6% cumulative, but not compounded, return.

        In the year of any distributions made to the Series B Limited Partner as described above, the Series B Limited Partner will be allocated Profits (as defined in the Operating Partnership Agreement) (or gross income if necessary) equal to the amount of such distributions.

  Authority of the General Partner

        The Company, as General Partner, has the exclusive authority to manage and control all aspects of the business of the Operating Partnership. In the course of its management, the General Partner may, in its sole discretion, employ such persons, including, under certain circumstances, affiliates of the General Partner, as it deems necessary for the operation and management of the Operating Partnership. The Limited Partners may not remove the General Partner, with or without cause.

  Liabilities of the General Partner

        The General Partner and its officers, directors, managers, employees, agents and owners will not be liable for monetary damages to the Operating Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner or its officers, directors, managers, employees, agents and owners acted in good faith.

  Exchange Right of the Common Limited Partners

        Each Common Limited Partner will have the right (an "Exchange Right"), beginning on the Exchange Date (as defined below), to require the Operating Partnership to exchange all or a portion of the Common limited partnership units held by such Common Limited Partner for the applicable Cash Amount (i.e., the fair market value of the shares determined as provided in the Operating Partnership Agreement) to be paid by the Operating Partnership, provided that such Common limited partnership units have been outstanding for at least one year. A Common Limited Partner may not deliver more than two Exchange Notices during each calendar year and may not exercise the Exchange Right for less than 1,000 Common limited partnership units. The exercise of the Exchange Right will be deemed to have also offered to sell the Common limited partnership units to the General Partner, at the sole election of the General Partner, for the Cash Amount or an amount of REIT shares (as determined pursuant to the Operating Partnership Agreement. The Operating Partnership will not be obligated to satisfy an Exchange Right if the General Partner elects to purchase the Common limited partnership units subject to an Exchange Notice. The term "Exchange Date" means the date when all of the following have occurred: (i) the shares are listed on a national securities exchange, the merger of the General Partner or the Partnership or, as determined in the sole discretion of the General Partner, the occurrence of a similar event, (ii) the Limited Partner has held its Common limited partnership units for at least one year, (iii) the shares to be issued pursuant to the redemption have been registered with the SEC and the registration statement has been declared effective, or an exemption from registration is available, (iv) the exchange does not result in a violation of the restrictions on stock ownership set forth in the General Partner's charter and (v) the exchange does not result in the Partnership being treated as a publicly traded partnership as set forth in the Treasury Regulations as determined in the sole discretion of the General Partner. Notwithstanding the foregoing, the General Partner may waive one or more of the foregoing conditions (other than (ii), (iv) or (vi)) in its sole discretion.

  Call Right of the General Partner

        In the event of a Termination Event (defined in the Operating Partnership Agreement as the sale of all or substantially all of the General Partnership units held by the General Partner or any sale, exchange or merger of the General Partner), or immediately prior to a Termination Event, the General Partner will have the right to purchase all of the Common limited partnership units held by a Common Limited Partner at a price equal to the Cash Amount; provided, however, the General Partner may, in its sole discretion, beginning on or after the Exchange Date, elect to purchase such called units by paying to such Common Limited Partner an amount of REIT shares (as determined in accordance with the Operating Partnership Agreement) in lieu of the Cash Amount.

  Put Option of the Series B Limited Partner

        In the event of a Termination Event or immediately prior to a Termination Event, the Series B Limited Partner will have the right to sell all or a portion of its Series B limited partnership units to the Operating Partnership for cash, at a price equal to the fair market value as set forth in the Operating Partnership Agreement.

  Amendment of Operating Partnership Agreement

        The Company, as the General Partner, has broad authority to amend the Operating Partnership Agreement without the consent of the Limited Partners including, among other things, to (i) reflect the addition or substitution of a Limited Partner, (ii) make any changes necessary or advisable to enable the Company to qualify or maintain its status as a REIT, (iii) minimize the adverse impact of or comply with any "plan assets" for ERISA purposes and (iv) make any changes necessary or advisable to satisfy concerns of the SEC or any state securities authority in connection with a securities offering by the Company or otherwise. In the event that the Operating Partnership accepts the contribution of property from certain persons, the Operating Partnership Agreement will be amended and restated to allow for such contributions and provide for the rights and obligations of such limited partners. Any amendments to the allocation, distribution and put option provisions relating to the Series B limited partnership units will require the approval of the holders of the Series B limited partnership units.

ITEM 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter includes such a provision.

        The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The Maryland General Corporation Law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  an act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

        Our charter requires, to the maximum extent permitted by Maryland law, the Company to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding, to, (i) any individual who is a present or former director or officer of the Company or (ii) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, member, manager or trustee of another enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. Furthermore, to the maximum extent permitted by Maryland law, no present or former director or officer of the Company will be liable to the Company or our stockholders for money damages.

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

        See "Index to Financial Statements" on page F-1 of this Form 10.

ITEM 14.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

        None.

ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS.

Financial Statements

        See "Index to Financial Statements" on page F-1 of this Form 10.

Exhibit No.		Description
3.1	*	Articles of Amendment and Restatement of Lodging Fund REIT III, Inc. (the "Registrant"), dated as of June 1, 2018

3.2	*	Bylaws of the Registrant, dated of as April 9, 2018

3.3	*	Limited Partnership Agreement of the Operating Partnership, dated as of April 11, 2018

4.1	*	Dividend Reinvestment Plan of the Registrant

4.2	*	Share Repurchase Plan of the Registrant

10.1	*	Amended and Restated Advisory Agreement among the Registrant, the Operating Partnership and the Advisor, effective as of June 1, 2018

10.2	*	Form of Management Agreement with NHS dba National Hospitality Services

10.3	*	Form of TRS Lease Agreement

10.4.1	*	Revolving Line of Credit among the Registrant, the Operating Partnership and TCF National Bank, dated as of November 15, 2018

10.4.2	*	Promissory Note issued to TCF National Bank, dated as of November 15, 2018

10.5.1	*	Promissory Note issued to Midwest Bank, dated as of August 22, 2018

10.5.2	*	Modification of Note issued to Midwest Bank, effective as of July 9, 2019

10.5.3	*	Commercial Security Agreement with Midwest Bank, dated as of August 22, 2018

10.5.4	*	Commercial Guaranty with Midwest Bank, dated as of August 22, 2018

10.5.5	*	Agreement to Provide Insurance with Midwest Bank, dated as of August 22, 2018

10.5.6	*	Security Agreement with Midwest Bank, dated August 22, 2018

10.6	*	Business Loan Agreement for the Cedar Rapids Property with Western State Bank, dated March 5, 2019

10.7	*	Promissory Note issued to Western State Bank relating to the Cedar Rapids Property, dated March 5, 2019

10.8	*	Mortgage relating to the Cedar Rapids Property, dated March 5, 2019

10.9	*	Assignment of Rents relating to the Cedar Rapids Property, dated March 5, 2019

10.10.1	*	Commercial Security Agreement (Fixtures) relating to the Cedar Rapids Property, dated March 5, 2019

10.10.2	*	Commercial Security Agreement (Inventory) relating to the Cedar Rapids Property, dated March 5, 2019

10.10.3	*	Commercial Security Agreement (Franchise) relating to the Cedar Rapids Property, dated March 5, 2019

10.11.1	*	Commercial Guaranty relating to the Cedar Rapids Property, dated March 5, 2019

10.11.2	*	Commercial Guaranty relating to the Cedar Rapids Property, dated March 5, 2019

Exhibit No.		Description
10.12.1	*	Agreement to Provide Insurance (Property) relating to the Cedar Rapids Property, dated March 5, 2019

10.12.2	*	Agreement to Provide Insurance (Fixtures) relating to the Cedar Rapids Property, dated March 5, 2019

10.12.3	*	Agreement to Provide Insurance (Franchise) relating to the Cedar Rapids Property, dated March 5, 2019

10.13	*	Loan Assumption Agreement related to the Pineville Property, dated March 19, 2019

10.14	*	Environmental Indemnity Agreement related to the Pineville Property, dated March 19, 2019

10.15	*	Business Loan Agreement with Western State Bank relating to the Eagan Property, dated June 19, 2019

10.16	*	Promissory Note issued to Western State Bank relating to the Eagan Property, dated June 19, 2019

10.17	*	Mortgage to Western State Bank relating to the Eagan Property, dated June 19, 2019

10.18	*	Assignment of Rents relating to the Eagan Property, dated June 19, 2019

10.19.1	*	Commercial Security Agreement (Fixtures) relating to the Eagan Property, dated June 19, 2019

10.19.2	*	Commercial Security Agreement (Inventory) relating to the Eagan Property, dated June 19, 2019

10.19.3	*	Commercial Security Agreement (Franchise) relating to the Eagan Property, dated June 19, 2019

10.20.1	*	Commercial Guaranty relating to the Eagan Property, dated June 19, 2019

10.20.2	*	Commercial Guaranty relating to the Eagan Property, dated June 19, 2019

10.21	*	Agreements to Provide Insurance relating to the Eagan Property, dated June 19, 2019

10.22.1	*	Loan Agreement relating to the Prattville Property, dated as of July 11, 2019

10.22.2	*	Promissory Note issued to Wells Fargo Bank relating to the Prattville Property, dated as of July 11, 2019

10.22.3	*	Mortgage relating to the Prattville Property, dated as of July 11, 2019

10.22.4	*	Security Agreement relating to the Prattville Property, dated as of July 11, 2019

10.22.5	*	Environmental Indemnity Agreement relating to the Prattville Property, dated as of July 11, 2019

10.22.6	*	Agreement Regarding Required Insurance relating to the Prattville Property, dated as of July 11, 2019

10.22.7	*	Assignment, Consent and Subordination of Management Agreement relating to the Prattville Property, dated as of July 11, 2019

10.22.8	*	Subordination Agreement relating to the Prattville Property, dated as of July 11, 2019

10.22.9	*	Guaranty relating to the Prattville Property, dated as of July 11, 2019

Exhibit No.		Description
10.23	*	Asset Purchase Agreement for the purchase of the Cedar Rapids Property, dated as of October 11, 2018

10.24	*	First Amendment to Asset Purchase Agreement for the Cedar Rapids Property, dated as of November 13, 2018

10.25	*	Second Amendment to Asset Purchase Agreement for the Cedar Rapids Property, effective as of November 20, 2018

10.26	*	Assignment of Agreement for Sale and Purchase of the Cedar Rapids Property, dated as of November 28, 2018

10.27	*	Asset Purchase Agreement for the purchase of the Pineville Property, dated as of October 5, 2018

10.28	*	First Amendment to Asset Purchase Agreement, dated as of November 7, 2018

10.29	*	Second Amendment to Asset Purchase Agreement for the purchase of the Pineville Property between GNP Group of Pineville, LLC and Lodging Fund Real Estate Investment Trust III, dated as of November 26, 2018

10.30	*	Third Amendment to Asset Purchase Agreement for the purchase of the Pineville Property, dated as of November 30, 2018

10.31	*	Reinstatement of and Fourth Amendment to Asset Purchase Agreement for the purchase of the Pineville Property, dated as of December 10, 2018

10.32	*	Fifth Amendment to Asset Purchase Agreement for the purchase of the Pineville Property, dated as of December 14, 2018

10.33	*	Sixth Amendment to Asset Purchase Agreement for the purchase of the Pineville Property, dated as of December 19, 2018

10.34	*	Seventh Amendment to Asset Purchase Agreement for the purchase of the Pineville Property, dated as of December 21, 2018

10.35	*	Eighth Amendment to Asset Purchase Agreement for the purchase of the Pineville Property, dated as of December 28, 2018

10.36	*	Assignment and Assumption of and Ninth Amendment to Asset Purchase Agreement for the purchase of the Pineville Property, dated as of March 19, 2019

10.37	*	Assignment of Asset Purchase Agreement for the purchase of the Pineville Property, dated on or as of March 19, 2019

10.38	*	Hotel Purchase and Sale Agreement for the purchase of the Eagan Property, dated as of April 10, 2019

10.39	*	First Amendment to Hotel Purchase and Sale Agreement for the purchase of the Eagan Property, dated as of May 1, 2019

10.40	*	Second Amendment to Hotel Purchase and Sale Agreement for the purchase of the Eagan Property, dated as of June 3, 2019

10.41	*	Assignment of Hotel Purchase and Sale Agreement for the purchase of the Eagan Property, dated on or as of June 19, 2019

10.42	*	Sale and Purchase Agreement for the purchase of the Prattville Property, dated as of May 9, 2019

Exhibit No.		Description
10.43	*	First Amendment to Sale and Purchase Agreement for the Prattville Property, effective as of June 28, 2019

21.1	*	Subsidiaries of the Registrant

99.1	*	Gothic River Lodging, LLC Financial Statements

99.2	*	GNP Group of Pineville, LLC Financial Statements

99.3	**	Eagan Lodging Investors II, LLC Financial Statements

99.4	**	PHG Prattville, LLC Financial Statements

99.5	**	Unaudited Pro Forma Financial Statements

*
Filed previously.

**
Filed herewith.

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

LODGING FUND REIT III, INC. (Registrant)
September 17, 2019	/s/ COREY R. MAPLE Corey R. Maple Chairman of the Board, Chief Executive Officer and Secretary

INDEX TO FINANCIAL STATEMENTS

Lodging Fund REIT III, Inc. & Subsidiaries

Consolidated Financial Statements

LODGING FUND REIT III, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Investment in hotel properties, net of accumulated depreciation of $356,068 and $43,810	$36,149,890	$7,815,745
Cash and cash equivalents	4,360,583	3,732,404
Restricted cash	2,564,310	300,000
Accounts receivable	36,162	25,606
Franchise fees	392,917	49,444
Due from related parties	—	1,285
Deposits	300,000	500,000
Prepaid expenses and other assets	683,336	785,168

Total Assets	$44,487,198	$13,209,652

Liabilities and Equity
Debt, net	$20,797,946	$4,999,140
Accounts payable	457,183	148,907
Accrued expenses	521,690	281,946
Due to related parties	643,582	713,350
Other liabilities	194,458	81,619

Total Liabilities	22,614,859	6,224,962

Commitments and contingencies (see Note 10)
Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 900,000,000 shares authorized; 3,288,861 and 1,135,010 shares issued and outstanding	32,889	11,350
Additional paid-in capital	32,347,078	11,083,985
Accumulated deficit	(10,299,182)	(4,041,428)

Total Shareholders' Equity	22,080,785	7,053,907

Non-controlling interest	(208,446)	(69,217)

Total Equity	21,872,339	6,984,690

Total Liabilities and Equity	$44,487,198	$13,209,652

See accompanying notes to consolidated financials statements.

LODGING FUND REIT III, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended*		For the Six Months Ended*
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenue
Room revenue	$1,731,425	$—	$2,332,714	$—
Other revenue	7,004	—	10,205	—

Total Revenues	1,738,429	—	2,342,919	—

Expenses
General and administrative	988,967	20,534	1,644,118	20,534
Sales and marketing	229,645	20,046	406,207	20,046
Property operations	627,826	—	878,524	—
Franchise fees	169,801	—	223,886	—
Property management fees	146,687	—	206,585	—
Acquisition expense	119,868	—	307,989	—
Depreciation	208,669	—	312,258	—

Total Expenses	2,491,463	40,580	3,979,567	40,580

Other Income (Expense)
Other income (expense), net	12,466	612	(27,557)	612
Interest expense	(261,647)	—	(423,149)	—

Total Other Income (Expense)	(249,181)	612	(450,706)	612

Net Loss Before Income Taxes	(1,002,215)	(39,969)	(2,087,354)	(39,969)

Income tax benefit	—	—	59,556	—

Net Loss	(1,002,215)	(39,969)	(2,027,798)	(39,969)

Net loss attributable to non-controlling interest	(49,390)	(1,998)	(99,953)	(1,998)

Net Loss Attributable to Common Shareholders	$(952,825)	$(37,971)	$(1,927,845)	$(37,971)

Basic and diluted net loss per share of common stock	$(0.35)	$(0.93)	$(0.91)	$(0.93)

Weighted-average shares outstanding—basic and diluted	2,719,675	40,963	2,115,383	40,963

*
The three and six months ended June 30, 2018, includes activity from the Company's inception (April 9, 2018) through June 30, 2018.

See accompanying notes to consolidated financial statements.

LODGING FUND REIT III, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders' Equity	Non- controlling Interest	Total Equity
April 9, 2018
(Inception)	—	$—	$—	$—	$—	$—	$—
Issuance of common stock	107,527	1,075	998,925	—	1,000,000	—	1,000,000
Offering costs	—	—	—	(64,011)	(64,011)	—	(64,011)
Net loss	—	—	—	(37,970)	(37,970)	(1,998)	(39,969)

June 30, 2018	107,527	$1,075	$998,925	$(101,981)	$898,019	$(1,998)	$896,020

	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders' Equity	Non- controlling Interest	Total Equity
March 31, 2019	1,936,734	$19,368	$19,013,954	$(6,910,763)	$12,122,558	$(133,784)	$11,488,774
Issuance of common stock	1,331,980	13,320	13,141,931		13,155,251		13,155,251
Offering costs				(1,955,447)	(1,955,447)		(1,955,447)
Distributions declared ($0.70 per share)				(480,146)	(480,146)	(25,272)	(505,418)
Distributions reinvested	20,147	201	191,193		191,394		191,394
Net loss				(952,825)	(952,825)	(49,390)	(1,002,215)

June 30, 2019	3,288,861	$32,889	$32,347,078	$(10,299,181)	$22,080,785	$(208,446)	$21,872,339

	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders' Equity	Non- controlling Interest	Total Equity
December 31, 2018	1,135,010	$11,350	$11,083,985	$(4,041,428)	$7,053,907	$(69,217)	$6,984,690
Issuance of common stock	2,121,435	21,214	20,956,548	—	20,977,762	—	20,977,762
Offering costs	—	—	—	(3,583,687)	(3,583,687)	—	(3,583,687)
Distributions declared ($0.70 per share)	—	—	—	(746,222)	(746,222)	(39,276)	(785,498)
Distributions reinvested	32,416	324	306,546	—	306,870	—	306,870
Net loss	—	—	—	(1,927,845)	(1,927,845)	(99,953)	(2,027,798)

June 30, 2019	3,288,861	$32,889	$32,347,078	$(10,299,182)	$22,080,785	$(208,446)	$21,872,339

See accompanying notes to consolidated finanacial statements.

LODGING FUND REIT III, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended*
	June 30, 2019	June 30, 2018
Cash Flows from Operating Activities
Net loss	$(2,027,798)	$(39,969)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	312,258	—
Amortization of debt issuance costs and premium	87,975	—
Amortization of deferred franchise fees	6,527	—
Loss on extinguishment of debt	25,629	—
Change in operating assets and liabilities:
Accounts receivable	(10,556)	—
Franchise fees	(350,000)	—
Due from related parties	1,285	—
Prepaid expenses and other assets	101,832	—
Accounts payable	242,231	182
Accrued expenses	111,495	—
Due to related parties	(145,038)	13,663
Other liabilities	112,839	—

Net cash used in operating activities	(1,531,321)	(26,124)

Cash Flows from Investing Activities
Acquisitions of hotel properties	(18,805,278)	—
Improvements and additions to hotel properties	(216,969)	—

Net cash used in investing activities	(19,022,247)	—

Cash Flows from Financing Activates
Proceeds from issuance of debt	12,578,868	—
Principal payments on debt	(5,770,903)	—
Payments of debt issuance costs	(546,919)	—
Proceeds from issuance of common stock	20,977,762	1,000,000
Payments of offering costs	(3,437,648)	(58,660)
Distributions paid	(355,103)	—

Net cash provided by financing activities	23,446,057	941,340

Net Change in Cash, Cash Equivalents, and Restricted Cash	2,892,489	915,216
Beginning Cash, Cash Equivalents, and Restricted Cash	4,032,404	—

Ending Cash, Cash Equivalents, and Restricted Cash	$6,924,893	$915,216

Supplemental Disclosures of Cash Flow Information
Interest paid	$252,759	$102,972

Income taxes paid	$—	$—

See accompanying notes to consolidated financial statements.

LODGING FUND REIT III, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Unaudited)

	For the Six Months Ended*
	June 30, 2019	June 30, 2018
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Debt assumed in connection with hotel property acquisition	$9,424,156	$—

Offering costs included in accounts payable	$66,045	$267

Offering costs included in accrued expenses	$14,427	$—

Offering costs included in due to related parties	$65,567	$5,084

Distributions included in accrued expenses	$113,822	$—

Distributions included in due to related parties	$9,703	$—

Reinvested distributions	$306,870	$—

Reconciliation of Cash, Cash Equivalents, and Restricted Cash:
Cash and cash equivalents, beginning of period	$3,732,404	$—
Restricted cash, beginning of period	300,000	—

Cash, cash equivalents, and restricted cash beginning of period	$4,032,404	$—

Cash and cash equivalents, end of period	$4,360,583	$915,216
Restricted cash, end of period	2,564,310	—

Cash, cash equivalents, and restricted cash end of period	$6,924,893	$915,216

*
The six months ended June 30, 2018, includes activity from the Company's inception (April 9, 2018) through June 30, 2018.

See accompanying notes to consolidated financial statements.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. ORGANIZATION

        Lodging Fund REIT III, Inc. ("LF REIT III"), was formed on April 9, 2018 as a Maryland corporation. LF REIT III, together with its subsidiaries (the "Company"), was formed for the principal purpose of acquiring, through purchase or contribution, direct or indirect ownership interests in a diverse portfolio of limited-service, select-service and extended stay hotel properties located throughout the United States. LF REIT III has elected to be treated as a real estate investment trust, or REIT, for federal income tax purposes beginning with the taxable year ending December 31, 2018. The Company's business activities are directed and managed by Legendary Capital REIT III, LLC (the "Advisor") and its affiliates, related parties through common management, pursuant to the Amended and Restated Advisory Agreement (the "Advisory Agreement"), dated June 1, 2018. The Company has no foreign operations or assets and its operating structure includes only one reportable segment.

        Substantially all of the Company's assets and liabilities are held by, and all of its operations are conducted through, Lodging Fund REIT III OP, LP (the "Operating Partnership," or "OP"), a wholly-owned subsidiary of LF REIT III. The OP has two voting classes of partnership units, General Partnership Units and Common Limited Partnership Units, and one class of non-voting partnership units, Series B Limited Partnership Units (LF REIT III is the sole general partner of the OP, and as of December 31, 2018 and June 30, 2019, owned all of the outstanding General Partnership Units). As of December 31, 2018 and June 30, 2019, there were no outstanding Common Partnership Units, and there were 1,000 outstanding Series B Limited Partnership Units, all of which were owned by the Advisor.

        On June 1, 2018, the Company commenced a private offering of shares of common stock, $0.01 par value per share, with a maximum offering of $100,000,000 to accredited investors only pursuant to a confidential private placement memorandum exempt from registration under the Securities Act of 1933, as amended. In addition to sales of common shares for cash, the Company has adopted a dividend reinvestment plan ("DRIP"), which permits shareholders to reinvest their distributions back into the Company. As of June 30, 2019, the Company had issued and sold 3,288,861 shares of common stock, including 37,516 shares attributable to the DRIP, and had received aggregate proceeds of $32,379,967 pursuant to the offering.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation and Principles of Consolidation—The consolidated financial statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of LF REIT III, the OP and its wholly-owned subsidiaries. For the controlled subsidiaries that are not wholly-owned, the interests owned by an entity other than the Company represent a noncontrolling interest, which is presented separately in the consolidated financial statements. The Company has no foreign operations or assets and its operating structure includes only one reportable Segment. All intercompany balances and transactions have been eliminated in consolidation.

        Use of Estimates—The preparation of the Company's consolidated financial statements and the accompanying notes in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Revenue Recognition—Revenues consist of amounts derived from hotel operations, including room sales and other hotel revenues, and are presented on a disaggregated basis in the Company's consolidated statement of operations. These revenues are recorded net of any sales and occupancy taxes collected from the hotel guests. All revenues are recorded on an accrual basis as they are earned. Any cash received prior to a guest's arrival is recorded as an advance deposit from the guest and recognized as revenue at the time of the guest's occupancy at the hotel property.

        Investment in Hotel Properties—The Company evaluates whether each hotel property acquisition should be accounted for as an asset acquisition or a business combination. If substantially all of the fair value of the gross assets acquired is concentrated in a single asset or a group of similar identifiable assets, then the transaction is considered to be an asset acquisition. All of the Company's acquisitions since inception have been determined to be asset acquisitions. Transaction costs associated with asset acquisitions will be capitalized and transaction costs associated with business combinations will be expensed as incurred.

        The Company's acquisitions generally consist of land, land improvements, buildings, building improvements, and furniture, fixtures and equipment ("FF&E"). The Company may also acquire intangible assets or liabilities related to in-place leases, management agreements, debt, franchise agreements and advanced bookings. For transactions determined to be asset acquisitions, the Company allocates the purchase price among the assets acquired and the liabilities assumed based on a relative fair value basis at the date of acquisition. The Company determines the fair value by using market data and independent appraisals available to us and making numerous estimates and assumptions.

        The difference between the relative fair value and the face value of debt assumed in connection with an acquisition is recorded as a premium or discount and amortized to interest expense over the remaining term of the debt assumed. The valuation of assumed liabilities is based on our estimate of the current market rates for similar liabilities in effect at the acquisition date.

        The Company's investments in hotel properties are carried at cost and are depreciated using the straight-line method over the estimated useful lives of 15 years for land improvements, 15 years for building improvements, 40 years for buildings and three to seven years for FF&E. Maintenance and repairs are expensed and major renewals or improvements to the hotel properties are capitalized. Interest used to finance the real estate under development is capitalized as an additional cost of development. The Company discontinues the capitalization of interest once the real estate development project is substantially complete.

        The Company assesses the carrying value of its hotel properties whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The recoverability is measured by comparing the carrying amount to the estimated future undiscounted cash flows which take into account current market conditions and the Company's intent with respect to holding or disposing of the hotel properties. If the Company's analysis indicates that the carrying value is not recoverable on an undiscounted cash flow basis, the Company will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions or third-party appraisals.

        The use of projected future cash flows is based on assumptions that are consistent with a market participant's future expectations for the travel industry and the economy in general and the Company's

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

expected use of the underlying hotel properties. The assumptions and estimates related to the future cash flows and the capitalization rates are complex and subjective in nature. Changes in economic and operating conditions that occur subsequent to a current impairment analysis and the Company's ultimate use of the hotel property could impact the assumptions and result in future impairment losses to the hotel properties.

        Non-controlling Interests—Non-controlling interests represent the portion of equity in a subsidiary held by owners other than the Company. Non-controlling interests are reported in the consolidated balance sheets within equity, separate from shareholders' equity. Revenue and expenses attributable to both the Company and the non-controlling interests are reported in the consolidated statements of operations, with net income attributable to non-controlling interests reported separately from net income attributable to the Company.

        Cash and Cash Equivalents—Cash and cash equivalents include cash in bank accounts as well as highly liquid investments with an original maturity of three months or less. The Company deposits cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Corporation ("FDIC") up to an insurance limit of $250,000. At times, the Company's cash and cash equivalents may exceed federally insured levels.

        Restricted Cash—Restricted cash consists of certain funds maintained in escrow accounts to fund future payments for debt service, insurance, property tax obligations, and reserves for future capital expenditures.

        Accounts Receivable—Accounts receivable consist primarily of receivables due from hotel guests and meeting and banquet room rentals, which are uncollateralized customer obligations. Management determines the likelihood of collectability of receivables on an individual customer basis, based on length outstanding, likelihood of collecting, and the customer's current economic status. The carrying amount of the accounts receivables is reduced by a valuation allowance that reflects management's best estimate of the amounts that will not be collected. At June 30, 2019 and December 31, 2018 no valuation allowance had been recorded.

        Deposits—Deposits represent refundable earnest money held in escrow accounts for the acquisition of hotel properties.

        Deferred Financing Costs—Deferred financing costs represent commitment fees, origination fees, legal fees, and other costs associated with obtaining commitments for financing. Deferred financing costs are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt liability. These costs are amortized to interest expense over the terms of the respective financing agreements using the straight-line method, which approximates the effective interest method. The Company expenses unamortized deferred financing costs when the associated financing agreement is refinanced or repaid before maturity unless certain criteria are met that would allow for the carryover of such costs to the refinanced agreement. Costs incurred in connection with potential financial transactions that are not completed are expensed in the period in which it is determined the financing will not be completed.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Offering Costs—The Company incurred certain costs related directly to the Company's equity offering consisting of, among other costs, commissions, legal, accounting, due diligence costs, printing, marketing, filing fees, postage, data processing fees, and other offering related costs. These costs are capitalized and recorded as a reduction of equity proceeds on the accompanying consolidated balance sheets.

        Property Operations Expenses—Property operations expenses consist of expenses related to room rental, food and beverage sales, telephone usage, and other miscellaneous service costs, as well as all costs of operating the Company's hotel properties such as building repairs, maintenance, property taxes, utilities, and other related costs.

        Property Management Fees—Property management fees include expenses incurred for management services provided for the day to day operations of our hotel properties, which are generally charged at a rate of 4% of gross revenues. Property management fees also include annual asset administration fees, which may be charged at a rate of up to 0.75% of gross assets and are paid to the Advisor.

        Franchise Fees—The Company pays initial fees related to hotel franchise rights prior to acquiring a hotel property. The fees are included in prepaid expenses and other assets until the time the related hotel property is acquired. Initial franchise fees related to hotel properties that are acquired are amortized on a straight-line basis over the life of the agreement. Initial franchise fees related to hotel properties that are not acquired are refunded to the Company, net of any associated fees, and any fees are expensed as incurred. Franchise fees on the accompanying consolidated statements of operations include the amortization of initial franchise fees, as well as monthly fees paid to franchisors for royalty, marketing, reservation fees and other related costs.

        Acquisition Costs—The Company incurs costs during the review of potential hotel property acquisitions including legal fees, environmental reviews, market studies, financial advisory services, and other professional service fees. If the Company does complete a property acquisition, an acquisition fee of up to 1.4% is charged by the Advisor, based on the purchase price of the property plus any estimated property improvement plan ("PIP") costs. For transactions determined to be asset acquisitions, these costs are capitalized as part of the overall cost of the project if the property is ultimately acquired. For transactions determined to be business combinations, these costs would be expensed in the period incurred. Acquisition-related and due diligence costs that relate to a property that is not acquired, are expensed and included in acquisition costs on the accompanying consolidated statement of operations. Prior to the ultimate determination of whether a property will be acquired or not, acquisition-related and due diligence costs are recorded as, and included in, prepaid expenses and other assets on the accompanying consolidated balance sheets.

        Net Loss Per Share of Common Stock—Basic net loss per common share is computed based upon the weighted average number of shares outstanding during the period. Diluted net loss per common share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the period. Basic and diluted net loss per common share were the same for the period presented.

        Income Taxes—The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. To qualify as a REIT, the Company must meet a

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

number of organizational and operational requirements, including a requirement that it distribute at least 90% of its REIT taxable income, subject to certain adjustments and excluding any net capital gain, to shareholders. The Company's intention is to adhere to the REIT qualification requirements and to maintain its qualification for taxation as a REIT.

        As a REIT, the Company is generally not subject to U.S. federal corporate income tax on the portion of taxable income that is distributed to shareholders. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to U.S. federal income taxes at regular corporate rates and it may not be able to qualify as a REIT for four subsequent taxable years. As a REIT, the Company may be subject to certain state and local taxes on its income and property, and to U.S. federal income and excise taxes on undistributed taxable income. Taxable income from non-REIT activities managed through the Company's taxable REIT subsidiary ("TRS") is subject to U.S. federal, state, and local income taxes at the applicable rates.

        The TRS accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax basis, and for net operating loss, capital loss and tax credit carryforwards. The deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be realized or settled. The effect on the deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of all available evidence, including the future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies. Valuation allowances are provided if, based upon the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company performs an annual review for any uncertain tax positions and, if necessary, will record the expected future tax consequences of uncertain tax positions in the consolidated financial statements.

        Fair Value Measurement—The Company establishes fair value measures based on the fair value definition and hierarchy levels established by GAAP. These fair values are based on a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

    Level 1—Observable inputs such as quoted prices in active markets.

    Level 2—Directly or indirectly observable inputs, other than quoted prices in active markets.

    Level 3—Unobservable inputs in which there is little or no market data, which require a reporting entity to develop its own assumptions.

        The Company's estimates of fair value were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. The Company classifies assets and liabilities in the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement.

        Recent Accounting Pronouncements—The Company, as an emerging growth company, has elected to use the extended transition period which allows us to defer compliance with new or revised

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accounting standards. This allows the Company to adopt new or revised accounting standards as of the effective date for non-public business entities.

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal years beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. We adopted ASU 2014-09 as of January 1, 2019. There have not been, nor do we anticipate, any reclassifications or significant impacts on our consolidated financial statements as a result of this adoption.

        In February 2016, the FASB issued ASU No. 2016-02, "Leases" ("ASU No. 2016-02") (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). ASU No. 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales type leases, direct financing leases and operating leases. ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. We plan to adopt ASU 2016-02 for the year ended December 31, 2020. We do not anticipate any reclassifications or significant impacts on our consolidated financial statements as a result of this adoption.

        In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash, which is intended to reduce diversity in practice in the classification and presentation of changes in restricted cash in the statement of cash flows. Under this standard, restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown in the statement of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company early adopted this standard as of its inception. Amounts included in restricted cash on the Company's consolidated balance sheets are included with cash and cash equivalents in the Company's consolidated statement of cash flows for the period presented.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business" ("ASU No. 2017-01"), which changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business. Under the new guidance, an entity first determines whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, the set of transferred assets and activities is not a business. If it is not met, the entity then evaluates whether the set meets the requirement that a business include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. ASU 2017-01 is effective for fiscal years beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company early adopted this standard as of its inception and expects that a majority of its hotel property acquisitions will be considered asset acquisitions and acquisition costs related to these asset acquisitions will be capitalized.

3. INVESTMENT IN HOTEL PROPERTIES

        Investment in hotel properties consisted of the following:

	June 30, 2019	December 31, 2018
Land and land improvements	$5,243,312	$1,536,966
Building and building improvements	28,028,234	5,558,557
Furniture, fixtures, and equipment	3,234,412	764,032

	36,505,958	7,859,555

Less: accumulated depreciation	(356,068)	(43,810)

Investment in hotel properties, net	$36,149,890	$7,815,745

        For the three and six months ended June 30, 2019, the Company recognized depreciation expense related to its investment in hotel properties of $208,669 and $312,258, respectively. The Company acquired its first hotel property on November 30, 2018, thus, there was no depreciation expense recognized for the periods ended June 30, 2018.

        Below is a summary of the hotel properties acquired by the Company during the six months ended June 30, 2019, both of which were determined to be asset acquisitions. No properties were acquired during the period ended June 30, 2018.

Hotel Brand	Number of Rooms	Location	Date Purchased	Purchase Price	Transaction Costs	Total
Hampton Inn & Suites	111	Pineville, NC	March 19, 2019	$13,897,358	$303,744	$14,201,102
Hampton Inn & Suites	122	Eagan, MN	June 19, 2019	13,950,000	278,333	14,228,333

				$27,847,358	$582,077	$28,429,435

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. INVESTMENT IN HOTEL PROPERTIES (Continued)

        The purchase price of the above acquisitions was allocated as follows:

Land and land improvements	$3,706,345
Building and building improvements	22,469,676
Furniture, fixtures, and equipment	2,394,585

Total assets acquired	28,570,606
Premium on assumed debt	(141,171)

Total liabilities assumed	(141,171)

$28,429,435

4. DEBT

  Lines of Credit

        On August 22, 2018, the Company entered into a $3.0 million revolving line of credit with Midwest Bank, collateralized by 300,000 partnership units of Lodging Fund REIT III OP, LP. The credit facility has a variable interest rate equal to the U.S. Prime Rate, plus 1.00%, with a minimum rate of 6.00%. As of June 30, 2019, and December 31, 2018, the interest rate was 6.50%. The credit facility requires monthly payments of interest only, with all principal due at maturity on November 22, 2019. As of December 31, 2018 and June 30, 2019, there was no outstanding balance on the line of credit.

        On November 15, 2018, the Company entered into a $25.0 million revolving line of credit with TCF National Bank to provide immediate funds to acquire hotel properties. The facility has a variable interest rate equal to 30-day LIBOR, plus 3.25% and has an initial term of 12 months, with one 12-month extension option. Each advance made under the facility is secured by a hotel property, requires monthly payments of interest for the first three months following the advance, and monthly payments of principal and interest thereafter. In no event can more than three advances for hotel property acquisitions be outstanding at any time and only one advance can be made for each acquisition. The Company drew $5.2 million on the line of credit in connection with the acquisition of the Holiday Inn Express in Cedar Rapids, Iowa, in November 2018 which remained outstanding at December 31, 2018. At December 31, 2018, the interest rate on the line of credit was 5.60%. In March 2019, all amounts outstanding were repaid in full, and there was no outstanding balance on the line of credit at June 30, 2019. At June 30, 2019, the interest rate was 5.65%.

  Mortgage Loans

        On March 5, 2019, the Company entered into a $5.9 million loan with Western State Bank, secured by our Holiday Inn Express property in Cedar Rapids, Iowa. At the time of entering into the loan $0.6 million of the loan proceeds were held back by the lender to fund future property improvements. The loan has a fixed interest rate of 5.33%, requires monthly interest only payments for the first 12 months and monthly principal and interest payments thereafter, and requires a balloon payment at maturity in March 2024.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

4. DEBT (Continued)

        On March 19, 2019, the Company assumed an existing loan with Goldman Sachs Mortgage Company with an outstanding balance of $9.3 million, in connection with the acquisition of the Hampton Inn & Suites in Pineville, North Carolina. The loan requires monthly payments of principal and interest, has a fixed interest rate of 5.13%, and requires a balloon payment at maturity in June 2024.

        On June 19, 2019, the Company entered into a $9.4 million loan with Western State Bank, secured by our Hampton Inn property in Eagan, Minnesota. Pursuant to the terms of the loan, $2.6 million of available proceeds were held back by the lender at the time of entering into the loan, which the Company was allowed to draw at its discretion after the initial funding. The loan has a fixed interest rate of 4.60%, requires monthly principal and interest payments, and requires a balloon payment at maturity in July 2024.

  Future Minimum Payments

        As of June 30, 2019, the future minimum principal payments on the Company's debt were as follows:

2019 (July - December)	$265,364
2020	621,949
2021	690,758
2022	725,869
2023	762,759
Thereafter	18,253,250

21,319,949
Premium on assumed debt, net	131,760
Debt issuance costs, net	(653,763)

Debt, net	$20,797,946

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company's financial instruments as of June 30, 2019 and December 31, 2018 consisted of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, lines of credit, and term loans. With the exception of the loan assumed as part of the purchase of the Hampton Inn & Suites in Pineville, North Carolina (the "Pineville Loan"), the carrying amounts of the financial instruments presented in the consolidated financial statements approximate their fair value as of June 30, 2019. The fair value of the Pineville Loan was estimated by discounting the loan's principal balance over the remaining term of the mortgage using current borrowing rates for debt instruments with similar terms and maturities. The Company determined that the loan valuation is classified in Level 2 of the fair value hierarchy, as the fair value is based on current pricing for debt with similar terms as the in-place

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

5. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

debt. As of December 31, 2018, the carrying amounts of the financial instruments presented in the consolidated financial statements approximate their fair value.

	June 30, 2019
	Fair Value	Carrying Value
Pineville Loan, net of premium	$9,410,690	$9,372,842

6. INCOME TAXES

        The Company's earnings (losses), other than those generated by the Company's TRS, are not generally subject to federal corporate and state income taxes due to the Company's REIT election. The Company did not pay any federal and state income taxes for the period ended June 30, 2019. The Company did not have any uncertain tax positions as of June 30, 2019 or December 31, 2018.

        The Company's TRS generated a net operating loss ("NOL") for the period ended June 30, 2019, which can be carried forward to offset future taxable income. At June 30, 2019 and December 31, 2018, the Company had a recorded deferred tax asset of $78,792 and $19,236, respectively, attributable to its NOLs generated in the current period and prior periods. The Company's NOLs will expire in 2038-2039 for state tax purposes and will not expire for federal tax purposes. The Company expects to fully utilize the NOLs to offset future taxable income. As of June 30, 2019, the tax years 2018 and 2019 remain subject to examination by the U.S. Internal Revenue Service ("IRS") and various state tax jurisdictions.

7. RELATED PARTY TRANSACTIONS

        Legendary Capital REIT III, LLC—Substantially all of the Company's business is managed by the Advisor and its affiliates, pursuant to the Advisory Agreement. The Company has no direct employees. The employees of Legendary Capital, LLC, an affiliate of the Advisor, provide services to the Company related to the negotiations of property acquisitions and financing, asset management, accounting, investor relations, and all other administrative services. The Company may reimburse the Advisor and its affiliates, at cost, for certain expenses incurred on behalf of the Company. The Advisory Agreement has a term of 10 years.

        The Advisor earns a one-time acquisition fee of up to 1.4% of the hotel purchase price including funds allocated for any PIP at the time of each hotel property acquisition, a financing fee of up to 1.4% of the hotel purchase price including funds allocated for any PIP at the time of closing the initial financing, and an annual asset management fee of up to 0.75% of the gross assets of the Company, which is payable on a monthly basis. The Advisor may earn an annual subordinated performance fee equal to 20% of the distributions after the common shareholders and Operating Partnership limited partners (other than the Series B Limited Partnership Unit ("Series B LP Unit") holders) have received a 6% cumulative, but not compounded, return per annum.

        Per the terms of the Operating Partnership's operating agreement, the Advisor receives distributions from the Operating Partnership in connection with their ownership of non-voting Series B LP Units. The Advisor's ownership of Series B LP Units is presented as non-controlling

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

7. RELATED PARTY TRANSACTIONS (Continued)

interest on the accompanying consolidated financial statements. In years other than the year of liquidation, after the Company's common shareholders have received a 6% cumulative but not compounded return on their original capital contributions, the Advisor receives distributions equal to 5% of the total distributions made. In the year of liquidation, termination, merger or other cessation of the general partner, or the liquidation of the Operating Partnership, holders of the Series B LP Units shall be distributed an amount equal to 5% of the limited partners' capital contributions after the common shareholders and the limited partners have received a return of their original capital contributions plus a 6% cumulative but not compounded return. In the year of liquidation, termination, merger or other cessation of the general partner, or the liquidation of the Operating Partnership holders of the Series B LP Units shall also be distributed an amount equal to 20% of the net proceeds from the sale of the properties, after the common shareholders and the limited partners have received a return of their original capital contributions plus a 6% cumulative but not compounded return from all distributions.

        The Advisor and its affiliates did not earn any fees or distributions during the period ended June 30, 2018. Fees and distributions earned by the Advisor and its affiliates for the three and six months ended June 30, 2019, were as follows:

	For the Three Months Ended June 30, 2019	For the Six Months Ended June 30, 2019
Fees:
Acquisition fees	$196,243	$396,567
Financing fees	196,243	396,567
Asset management fees	56,553	82,337

	$449,039	$875,471

Distributions	$25,272	$39,276

        As of June 30, 2019, the Company had amounts due and payable to the Advisor and its affiliates of $584,493, which is included in due to related parties on the accompanying consolidated balance sheets.

        NHS, LLC dba National Hospitality Services ("NHS")—NHS is wholly-owned by Norman Leslie, who is also a board member and 50% owner of the Advisor. NHS provides property management and hotel operations management services for the Company's three hotel properties, pursuant to individual management agreements. The agreements have an initial term expiring on December 31st of the fifth full calendar year following the effective date of the agreement, , which automatically renews for a period of five years on each successive five-year period, unless terminated in accordance with its terms.

        NHS earns a monthly base management fee for property management services, including overseeing the day-to-day operations of the hotel properties equal to 4% of gross revenue. NHS may earn other fees for various administrative and other services. The Company may reimburse NHS, at cost, for certain expenses incurred on behalf of the Company.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

7. RELATED PARTY TRANSACTIONS (Continued)

        NHS did not earn any fees during the period ended June 30, 2018. Fees earned by NHS for the three and six months ended June 30, 2019, were as follows:

	For the Three Months Ended June 30, 2019	For the Six Months Ended June 30, 2019
Fees:
Management fees	$69,468	$93,676
Accounting fees	9,856	14,896
Other fees	5,824	15,676

	$85,148	$124,248

        As of June 30, 2019, the Company had amounts due and payable to NHS and its affiliates of $45,705, which is included in due to related parties on the accompanying consolidated balance sheets.

8. FRANCHISE AGREEMENTS

        As of June 30, 2019, all of the Company's hotel properties were operated under franchise agreements with initial terms of 10 to 15 years. Franchise agreements allow the hotel properties to operate under the respective brands. Pursuant to the franchise agreements, the Company pays a royalty fee of 6% of room revenue, plus additional fees for marketing, central reservation systems and other franchisor costs. Certain hotels are also charged a program fee of generally between 3% and 4% of room revenue. The Company paid an initial fee of $50,000 to $175,000 at the time of entering into each franchise agreement which is being amortized over the term of each agreement.

9. SHAREHOLDERS' EQUITY

        The Company is authorized to issue 900,000,000 shares of common stock and 100,000,000 shares of preferred stock. Each share of common stock entitles the holder to one vote per share for on all matters upon which shareholders are entitled to vote and to receive distributions as authorized by the Company's board of directors. The rights of the holders of shares of preferred stock may be defined at such time any series of preferred shares are issued.

  Initial Offering

        On June 1, 2018, the Company commenced a private offering of shares of common stock, $0.01 par value per share, at a price of $10.00 per share, with a maximum offering of $100,000,000, to accredited investors only pursuant to a confidential private placement memorandum exempt from registration under the Securities Act of 1933, as amended.

  Dividend Reinvestment Plan

        The Company has adopted a dividend reinvestment plan ("DRIP"), which permits shareholders to reinvest their distributions back into the Company, purchasing shares at 95% of the then-current share net asset value ("NAV").

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

9. SHAREHOLDERS' EQUITY (Continued)

  Distributions

        Effective January 1, 2019, the board of directors declared a cash distribution at a daily rate of $0.00191781 per share of common stock to the shareholders of record on the last day of each calendar month for the period from January 1, 2019 through March 31, 2019. Effective April 1, 2019, the board of directors declared a cash distribution at a daily rate of $0.00191781 per share of common stock to the shareholders of record on the last day of each calendar month for the period from April 1, 2019 through June 30, 2019. The daily rate of $0.00191781 per share equates to a $0.70 annualized distribution based on the initial offering price of $10.00 per share.

        As of June 30, 2019, the Company had issued and sold 3,288,861 shares of common stock, including 37,516 shares attributable to the DRIP, and had received aggregate proceeds of $32,379,967 pursuant to the offering. During the six months ended June 30, 2019, the Company declared distributions to common shareholders totaling $746,222. No distributions were declared for the period ended June 30, 2018.

10. COMMITMENTS AND CONTINGENCIES

        Legal Matters—From time to time, the Company may become party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company's results of operations, cash flows or financial condition, which would require accrual or disclosure of the contingency and possible range of loss.

11. SUBSEQUENT EVENTS

        The Company has evaluated subsequent events for recognition and disclosure through the date these consolidated financial statements were available to be issued, September 17, 2019.

        On July 8, 2019, the Company borrowed the additional $2.6 million of funds available on its loan secured by the Hampton Inn property in Eagan, Minnesota.

        On July 9, 2019, the Company extended the maturity date of its $3.0 million line of credit with Midwest bank from August 22, 2019 to November 22, 2019.

        On July 11, 2019, the Company purchased a 90-room Home2 Suites hotel in Prattville, Alabama, for $14.75 million. In connection with the purchase the Company entered into a $9.6 million loan with Wells Fargo Bank, N.A. The loan requires monthly payments of interest only for the first 12 months, converting to monthly payments of principal and interest thereafter, has a fixed interest rate of 4.13%, and requires a balloon payment at maturity in August 2024.

        As of September 17, 2019, the Company's private offering remained open for new investment, and since the inception of the offering the Company had issued and sold 4,470,952 shares of common stock resulting in gross offering proceeds of $44.0 million, including 55,206 shares issued pursuant to the DRIP.

******

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        To the shareholders and the Board of Directors of Lodging Fund REIT III, Inc.

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheet of Lodging Fund REIT III, Inc. and subsidiaries (the "Company") as of December 31, 2018, the related consolidated statements of operations, changes in equity, and cash flows, for the period from April 9, 2018 (Inception) to December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from April 9, 2018 (Inception) to December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP
Phoenix, AZ
May 2, 2019
We have served as the Company's auditor since 2018.

LODGING FUND REIT III, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2018

ASSETS
Investment in hotel properties—net of accumulated depreciation of $43,810	$7,815,745
Cash and cash equivalents	3,732,404
Restricted cash	300,000
Accounts receivable	25,606
Franchise fee	49,444
Due from related parties	1,285
Deferred tax asset	19,236
Deposit	500,000
Prepaid expenses and other assets	765,932

TOTAL ASSETS	$13,209,652

LIABILITIES AND EQUITY
Debt—net of unamortized debt issuance costs of $229,860	$4,999,140
Accounts payable	148,907
Accrued expenses	281,946
Due to related parties	713,350
Other liabilities	81,619

Total liabilities	6,224,962

COMMITMENTS AND CONTINGENCIES
EQUITY:
Preferred stock, $0.01 par value, 100,000,000 shares authorized; no shares issued and outstanding	—
Common stock, $0.01 par value, 900,000,000 shares authorized; 1,135,010 shares issued and outstanding	11,350
Additional paid-in capital	11,083,985
Accumulated deficit	(4,041,428)

Total shareholders' equity	7,053,907

Non-controlling interest	(69,217)

Total equity	6,984,690

TOTAL LIABILITIES AND EQUITY	$13,209,652

See accompanying notes to consolidated financial statements.

LODGING FUND REIT III, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

REVENUE:
Room revenue	$123,024
Other revenue	706

Total revenues	123,730

EXPENSES:
General and administrative	589,427
Sales and marketing	334,442
Property operations	65,059
Franchise fees	11,412
Management fees	22,446
Acquisition expense	212,464
Depreciation	43,810

Total expenses	1,279,060

OTHER INCOME (EXPENSE)
Other income (expense)—net	94
Interest expense	(74,858)

Total other income (expense)	(74,764)

NET LOSS BEFORE INCOME TAXES	(1,230,094)

Income tax benefit	19,236

NET LOSS	(1,210,858)

Net loss attributable to non-controlling interest	(60,473)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(1,150,385)

BASIC AND DILUTED NET LOSS PER SHARE OF COMMON STOCK	$(3.45)

WEIGHTED-AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED	332,971

See accompanying notes to consolidated financial statements.

LODGING FUND REIT III, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

	Preferred Stock		Common Stock
					Additional Paid-In Capital	Accumulated Deficit	Total Shareholders' Equity	Non- controlling Interest	Total Equity
	Shares	Par Value	Shares	Par Value
BALANCE—April 9, 2018 (Inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock	—	—	1,129,796	11,298	11,034,507	—	11,045,805	—	11,045,805
Offering costs	—	—	—	—	—	(2,724,585)	(2,724,585)	—	(2,724,585)
Distributions declared ($0.70 per share)	—	—	—	—	—	(166,458)	(166,458)	(8,744)	(175,202)
Distributions reinvested	—	—	5,214	52	49,478	—	49,530	—	49,530
Net loss	—	—	—	—	—	(1,150,385)	(1,150,385)	(60,473)	(1,210,858)

BALANCE—December 31, 2018	—	$—	1,135,010	$11,350	$11,083,985	$(4,041,428)	$7,053,907	$(69,217)	$6,984,690

See accompanying notes to consolidated financial statements.

LODGING FUND REIT III, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,210,858)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	43,810
Amortization of debt issuance costs	47,451
Amortization of deferred franchise fees	556
Change in operating assets and liabilities:
Accounts receivable	(25,606)
Franchise fee	(50,000)
Due from related parties	(1,285)
Deferred tax asset	(19,236)
Prepaid expenses	(765,932)
Accounts payable	89,782
Accrued expenses	229,349
Due to related parties	230,314
Other liabilities	81,619

Net cash used in operating activities	(1,350,036)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of hotel properties	(7,754,857)
Improvements and additions to hotel properties	(1,222)
Earnest money deposit	(500,000)

Net cash used in investing activities	(8,256,079)

CASH FLOWS FROM FINANCING ACTIVATES:
Proceeds from issuance of debt	6,229,000
Principal payments on debt	(1,000,000)
Payments of debt issuance costs	(173,368)
Proceeds from issuance of common stock	11,045,805
Payments of offering costs	(2,383,862)
Distributions paid	(79,056)

Net cash provided by financing activities	13,638,519

Increase in cash, cash equivalents, and restricted cash	4,032,404
BEGINNING CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	—

ENDING CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	$4,032,404

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$1,389

Income taxes paid	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Costs to acquire hotel properties included in due to related parties	$103,476

Debt issuance costs included in due to related parties	$103,943

Offering costs included in accounts payable	$59,125

Offering costs included in accrued expenses	$14,725

Offering costs included in due to related parties	$266,873

Distributions included in accrued expenses	$37,872

Distributions included in due to related parties	$8,744

Reinvested distributions	$49,530

See accompanying notes to consolidated financial statements.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND
FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

1. ORGANIZATION

        Lodging Fund REIT III, Inc. ("LF REIT III"), was formed on April 9, 2018 as a Maryland corporation. LF REIT III, together with its subsidiaries (the "Company"), was formed for the principal purpose of acquiring, through purchase or contribution, direct or indirect ownership interests in a diverse portfolio of limited-service, select-service and extended stay hotel properties located throughout the United States. LF REIT III intends to qualify as a real estate investment trust, or REIT, beginning with the taxable year ending December 31, 2018. The Company's business activities are directed and managed by Legendary Capital REIT III, LLC (the "Advisor"), a related party through common management, pursuant to the Amended and Restated Advisory Agreement (the "Advisory Agreement"), dated June 1, 2018. The Company has no foreign operations or assets and its operating structure includes only one reportable segment.

        Substantially all of the Company's assets and liabilities are held by, and all of its operations are conducted through, Lodging Fund REIT III OP, LP (the "Operating Partnership," or "OP"). The OP has two voting classes of partnership units, General Partnership Units and Common Limited Partnership Units, and one class of non-voting partnership units, Series B Limited Partnership Units. LF REIT III is the sole general partner of the OP, and as of December 31, 2018, owned all of the outstanding General Partnership Units. As of December 31, 2018, there were no outstanding Common Partnership Units, and there were 1,000 outstanding Series B Limited Partnership Units, all of which were owned by the Advisor.

        On June 1, 2018, the Company commenced a private offering of shares of common stock, $0.01 par value per share, with a maximum offering of $100,000,000 to accredited investors only pursuant to a confidential private placement memorandum exempt from registration under the Securities Act of 1933, as amended. In addition to sales of common shares for cash, the Company has adopted a dividend reinvestment plan ("DRIP"), which permits shareholders to reinvest their distributions back into the Company. As of December 31, 2018, the Company had issued and sold 1,135,010 shares of common stock and received aggregate proceeds of $11,095,335, including 5,214 shares and $49,530 of proceeds attributable to the DRIP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation and Principles of Consolidation—The consolidated financial statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of LF REIT III, the OP and its wholly-owned subsidiaries. For the controlled subsidiaries that are not wholly-owned, the interests owned by an entity other than the Company represent a noncontrolling interest, which is presented separately in the consolidated financial statements. The Company has no foreign operations or assets and its operating structure includes only one reportable Segment. All intercompany balances and transactions have been eliminated in consolidation.

        Use of Estimates—The preparation of the Company's consolidated financial statements and the accompanying notes in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND
FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Revenue Recognition—Revenues consist of amounts derived from hotel operations, including room sales and other hotel revenues, and are presented on a disaggregated basis in the Company's consolidated statement of operations. These revenues are recorded net of any sales and occupancy taxes collected from the hotel guests. All revenues are recorded on an accrual basis as they are earned. Any cash received prior to a guest's arrival is recorded as an advance deposit from the guest and recognized as revenue at the time of the guest's occupancy at the hotel property.

        Investment in Hotel Properties—The Company evaluates whether each hotel property acquisition should be accounted for as an asset acquisition or a business combination. If substantially all of the fair value of the gross assets acquired is concentrated in a single asset or a group of similar identifiable assets, then the transaction is considered to be an asset acquisition. All of the Company's acquisitions since inception have been determined to be asset acquisitions and the Company anticipates the majority of its hotel purchases will be considered asset acquisitions as opposed to business combinations, although the determination will be made on a transaction-by-transaction basis. Transaction costs associated with asset acquisitions will be capitalized and transaction costs associated with business combinations will be expensed as incurred.

        The Company's acquisitions generally consist of land, land improvements, buildings, building improvements, and furniture, fixtures and equipment ("FF&E"). The Company may also acquire intangible assets or liabilities related to in-place leases, management agreements, franchise agreements and advanced bookings. The Company allocates the purchase price among the assets acquired and the liabilities assumed based on their respective fair values at the date of acquisition. The Company determines the fair value by using market data and independent appraisals available to us and making numerous estimates and assumptions.

        The Company's investments in hotel properties are carried at cost and are depreciated using the straight-line method over the estimated useful lives of 15 years for land improvements, 15 years for building improvements, 40 years for buildings and three to seven years for FF&E. Maintenance and repairs are expensed and major renewals or improvements to the hotel properties are capitalized. Interest used to finance the real estate under development is capitalized as an additional cost of development. The Company discontinues the capitalization of interest once the real estate development project is substantially complete.

        The Company assesses the carrying value of its hotel properties whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The recoverability is measured by comparing the carrying amount to the estimated future undiscounted cash flows which take into account current market conditions and the Company's intent with respect to holding or disposing of the hotel properties. If the Company's analysis indicates that the carrying value is not recoverable on an undiscounted cash flow basis, the Company will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions or third-party appraisals.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND
FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The use of projected future cash flows is based on assumptions that are consistent with a market participant's future expectations for the travel industry and the economy in general and the Company's expected use of the underlying hotel properties. The assumptions and estimates related to the future cash flows and the capitalization rates are complex and subjective in nature. Changes in economic and operating conditions that occur subsequent to a current impairment analysis and the Company's ultimate use of the hotel property could impact the assumptions and result in future impairment losses to the hotel properties.

        Advertising Costs—The Company expenses advertising costs as incurred. These costs represent the expense for franchise advertising and reservation systems under the terms of the hotel management and franchise agreements and general and administrative expenses that are directly attributable to advertising and promotion. Advertising expense was $7,339 for the period ended December 31, 2018 and is included in sales and marketing in the consolidated statement of operations.

        Non-controlling Interests—Non-controlling interests represent the portion of equity in a subsidiary held by owners other than the Company. Non-controlling interests are reported in the consolidated balance sheet within equity, separate from shareholders' equity. Revenue and expenses attributable to both the Company and the non-controlling interests are reported in the consolidated statement of operations, with net income attributable to non-controlling interests reported separately from net income attributable to the Company.

        Cash and Cash Equivalents—Cash and cash equivalents include cash in bank accounts as well as highly liquid investments with an original maturity of three months or less. The Company deposits cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Corporation ("FDIC") up to an insurance limit of $250,000. At times, the Company's cash and cash equivalents may exceed federally insured levels.

        Restricted Cash—Restricted cash consists of certain funds maintained in escrow accounts to fund future payments for debt service, insurance, property tax obligations, and reserves for future capital expenditures. The following table provides detail regarding cash and restricted cash that sums to the total of such amounts presented in the accompanying consolidated statement of cash flows.

December 31, 2018
Cash and cash equivalents	$3,732,404
Restricted cash	300,000

$4,032,404

        Accounts Receivable—Accounts receivable consist primarily of receivables due from hotel guests and meeting and banquet room rentals, which are uncollateralized customer obligations. Management determines the likelihood of collectability of receivables on an individual customer basis, based on length outstanding, likelihood of collecting, and the customer's current economic status. The carrying amount of the trade receivables is reduced by a valuation allowance that reflects management's best estimate of the amounts that will not be collected.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND
FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Deposits—Deposits represent earnest money held in escrow accounts for the acquisition of hotel properties.

        Deferred Financing Costs—Deferred financing costs represent commitment fees, origination fees, legal fees, and other costs associated with obtaining commitments for financing. Deferred financing costs are presented on the consolidated balance sheet as a direct deduction from the carrying amount of the related debt liability. These costs are amortized to interest expense over the terms of the respective financing agreements using the straight-line method, which approximates the effective interest method. The Company expenses unamortized deferred financing costs when the associated financing agreement is refinanced or repaid before maturity unless certain criteria are met that would allow for the carryover of such costs to the refinanced agreement. Costs incurred in connection with potential financial transactions that are not completed are expensed in the period in which it is determined the financing will not be completed.

        Offering Costs—The Company incurred certain costs related directly to the Company's equity offering consisting of, among other costs, commissions, legal, accounting, due diligence costs, printing, marketing, filing fees, postage, data processing fees, and other offering related costs. These costs are capitalized and recorded as a reduction of equity on the accompanying consolidated balance sheet.

        Operating Expenses—Operating expenses consist of expenses related to room rental, food and beverage sales, telephone usage, and other miscellaneous service costs, as well as all costs of operating the Company's hotel properties such as building repairs, maintenance, property taxes, utilities, and other related costs.

        Management Fees—Management fees include expenses incurred for management services provided for the hotel properties, which are paid to NHS, LLC dba National Hospitality Services, a related party, at a rate of 4% of gross revenues. Management fees also include annual asset administration fees, which may be charged at a rate of up to 0.75% of gross assets and are paid to the Advisor. For the period ended December 31, 2018, asset management fees were charged only on the value of investments in hotel properties.

        Franchise Fees—The Company pays initial fees related to hotel franchise rights prior to acquiring a hotel property. The fees are included in prepaid expenses and other assets until the time the related hotel property is acquired. Initial franchise fees related to hotel properties that are acquired are amortized on a straight-line basis over the life of the agreement. Initial franchise fees related to hotel properties that are not acquired are refunded to the Company, net of any associated fees, and any fees are expensed as incurred. Franchise fees on the accompanying consolidated statement of operations include the amortization of initial franchise fees, as well as monthly fees paid to franchisors for royalty, marketing, reservation fees and other related costs.

        Acquisition Costs—The Company incurs costs during the review of potential hotel property acquisitions including legal fees, environmental reviews, market studies, financial advisory services, and other professional service fees. If the Company does complete a property acquisition, an acquisition fee of up to 1.4% is charged by the Advisor, based on the purchase price of the property plus any estimated property improvement plan ("PIP") costs. For transactions determined to be asset

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND
FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

acquisitions, these costs are capitalized as part of the overall cost of the project if the property is ultimately acquired. For transactions determined to be business combinations, these costs would be expensed in the period incurred. Acquisition-related and due diligence costs that relate to a property that is not acquired, as well as costs related to hotel property acquisitions that are not attributable to a single identifiable property, are expensed and included in acquisition expense on the accompanying consolidated statement of operations. Prior to the ultimate determination of whether a property will be acquired or not, acquisition-related and due diligence costs are recorded as, and included in, prepaid expenses and other assets on the accompanying consolidated balance sheet.

        Income Taxes—The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it distribute at least 90% of its REIT taxable income, subject to certain adjustments and excluding any net capital gain, to shareholders. The Company's intention is to adhere to the REIT qualification requirements and to maintain its qualification for taxation as a REIT.

        As a REIT, the Company is generally not subject to U.S. federal corporate income tax on the portion of taxable income that is distributed to shareholders. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to U.S. federal income taxes at regular corporate rates and it may not be able to qualify as a REIT for four subsequent taxable years. As a REIT, the Company may be subject to certain state and local taxes on its income and property, and to U.S. federal income and excise taxes on undistributed taxable income. Taxable income from non-REIT activities managed through the Company's taxable REIT subsidiary ("TRS") is subject to U.S. federal, state, and local income taxes at the applicable rates.

        The TRS accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax basis, and for net operating loss, capital loss and tax credit carryforwards. The deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be realized or settled. The effect on the deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of all available evidence, including the future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies. Valuation allowances are provided if, based upon the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company performs an annual review for any uncertain tax positions and, if necessary, will record the expected future tax consequences of uncertain tax positions in the consolidated financial statements.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND
FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Fair Value Measurement—The Company establishes fair value measures based on the fair value definition and hierarchy levels established by GAAP. These fair values are based on a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

          Level 1—Observable inputs such as quoted prices in active markets.

          Level 2—Directly or indirectly observable inputs, other than quoted prices in active markets.

          Level 3—Unobservable inputs in which there is little or no market data, which require a reporting entity to develop its own assumptions.

        The Company's estimates of fair value were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. The Company classifies assets and liabilities in the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement

        Recent Accounting Pronouncements—The Company, as an emerging growth company, has elected to use the extended transition period which allows us to defer compliance with new or revised accounting standards. This allows the Company to adopt new or revised accounting standards as of the effective date for non-public business entities.

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal years beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is evaluating the impacts of the new standard and does not expect the adoption of the standard to have a material impact on the Company's consolidated financial statements.

        In February 2016, the FASB issued ASU No. 2016-02, "Leases" ("ASU No. 2016-02") (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). ASU No. 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales type leases, direct financing leases and operating leases. ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company is evaluating the impacts of the new standard and does not expect the adoption of the standard to have a material impact on the Company's consolidated financial statements.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND
FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash, which is intended to reduce diversity in practice in the classification and presentation of changes in restricted cash in the statement of cash flows. Under this standard, restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown in the statement of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company early adopted this standard as of its inception. Amounts included in restricted cash on the Company's consolidated balance sheet are included with cash and cash equivalents in the Company's consolidated statement of cash flows for the period presented.

        In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business" ("ASU No. 2017-01"), which changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business. Under the new guidance, an entity first determines whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, the set of transferred assets and activities is not a business. If it is not met, the entity then evaluates whether the set meets the requirement that a business include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. ASU 2017-01 is effective for fiscal years beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company early adopted this standard as of its inception, and expects that a majority of its hotel property acquisitions will be considered asset acquisitions and acquisition costs related to these asset acquisitions will be capitalized.

3. INVESTMENT IN HOTEL PROPERTIES

        Investment in hotel properties consisted of the following:

December 31, 2018
Land and land improvements	$1,536,966
Building and building improvements	5,558,557
Furniture, fixtures, and equipment	764,032

7,859,555

Less: accumulated depreciation	(43,810)

$7,815,745

        During 2018, the Company acquired one hotel property. On November 30, 2018, the Company acquired an 83-room Holiday Inn Express in Cedar Rapids, Iowa, for a purchase price of $7.7 million, and incurred $158,333 of acquisition costs in connection with the purchase. The transaction was determined to be an asset acquisition and the related acquisition costs were capitalized. The hotel property is leased by a wholly-owned subsidiary of the Company's TRS.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND
FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

4. PREPAID EXPENSES AND OTHER ASSETS

        Prepaid expenses and other assets consisted of the following:

December 31, 2018
Franchise fees	$392,500
Acquisition costs	158,575
Deposits	151,000
Insurance	22,495
Other	41,362

$765,932

5. ACCRUED EXPENSES

        Accrued expenses consisted of the following:

December 31, 2018
Property taxes	$56,317
Distributions	37,871
Interest	26,018
Payroll costs	18,568
Other	143,172

$281,946

6. DEBT

        On August 22, 2018, the Company entered into a $3.0 million revolving line of credit with Midwest Bank, collateralized by 300,000 partnership units of Lodging Fund REIT III OP, LP. The credit facility has a variable interest rate equal to the U.S. Prime Rate, plus 1.00%, with a minimum rate of 6.00%. As of December 31, 2018, the interest rate was 6.50%. The credit facility requires monthly payments of interest only, with all principal due at maturity on August 22, 2019. As of December 31, 2018, there was no outstanding balance on the line of credit.

        On November 15, 2018, the Company entered into a $25.0 million revolving line of credit with TCF National Bank to provide immediate funds to acquire hotel properties. The facility has a variable interest rate equal to 30-day LIBOR, plus 3.25% and has an initial term of 12 months, with one 12-month extension option. Each advance made under the facility is secured by a hotel property, requires monthly payments of interest for the first three months following the advance, and monthly payments of principal and interest thereafter. In no event can more than three advances for hotel property acquisitions be outstanding at any time and only one advance can be made for each acquisition. The Company drew $5.2 million on the line of credit in connection with the acquisition of the Holiday Inn Express in Cedar Rapids, Iowa, which remained outstanding at December 31, 2018. At December 31, 2018, the interest rate on the line of credit was 5.60%.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND
FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

7. INCOME TAXES

        The Company's earnings (losses), other than in the Company's TRS, are not generally subject to federal corporate and state income taxes due to the Company's REIT election. The Company did not pay any federal and state income taxes for the period ending December 31, 2018. The Company did not have any uncertain tax positions as of December 31, 2018.

        The Company's TRS generated a net operating loss ("NOL") for the period ended December 31, 2018, which can be carried forward to offset future taxable income. The NOL carryforward resulted in the Company recording a $19,236 deferred tax asset, which consisted of $13,978 related to federal taxes and $5,258 related to state taxes. The NOL generated during the period ended December 31, 2018, will expire in 2038 for state tax purposes, and does not expire for federal tax purposes. The Company expects to fully utilize the NOL to offset future taxable income.

8. RELATED PARTY TRANSACTIONS

        Legendary Capital REIT III, LLC—Substantially all of the Company's business is managed by the Advisor, pursuant to the Advisory Agreement. The Company has no direct employees. The employees of Legendary Capital, LLC, an affiliate of the Advisor, provide services to the Company related to the negotiations of property acquisitions and financing, asset management, accounting, investor relations, and all other administrative services. The Company reimburses the Advisor and its affiliates for certain expenses incurred on behalf of the Company. The Advisory Agreement has a term of 10 years.

        The Advisor earns a one-time acquisition fee of up to 1.4% of the hotel purchase price including funds allocated for any PIP at the time of each hotel property acquisition, a financing fee of up to 1.4% of the hotel purchase price including funds allocated for any PIP at the time of closing the initial financing, and an annual asset management fee of up to 0.75% of the gross assets of the Company, which is payable on a monthly basis. The Advisor may earn an annual subordinated performance fee equal to 20% of the distributions after the common shareholders and Operating Partnership limited partners (other than the Series B Limited Partnership Unit ("Series B LP Unit") holders) have received a 6.0% cumulative, but not compounded, return per annum.

        Per the terms of the Operating Partnership's operating agreement, the Advisor receives distributions from the Operating Partnership in connection with their ownership of non-voting Series B LP Units. The Advisor's ownership of Series B LP Units is presented as non-controlling interest on the accompanying consolidated financial statements. In years other than the year of liquidation, after the Company's common shareholders have received a 6% cumulative but not compounded return on their original capital contributions, the Advisor receives distributions equal to 5% of the total distributions made. In the year of liquidation, termination, merger or other cessation of the general partner, or the liquidation of the Operating Partnership, holders of the Series B LP Units shall be distributed an amount equal to 5.0% of the limited partners' capital contributions after the common shareholders and the limited partners have received a return of their original capital contributions plus a 6.0% cumulative but not compounded return. In the year of liquidation, termination, merger or other cessation of the general partner, or the liquidation of the Operating Partnership holders of the Series B LP Units shall also be distributed an amount equal to 20.0% of the net proceeds from the sale of the properties, after the common shareholders and the limited partners

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND
FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

8. RELATED PARTY TRANSACTIONS (Continued)

have received a return of their original capital contributions plus a 6.0% cumulative but not compounded return from all distributions.

        Fees, distributions, and reimbursements to the Advisor and its affiliates for the period ended December 31, 2018, were as follows:

Fees:
Acquisition fees	$103,476
Financing fees	103,476
Asset management fees	10,286
Performance fees	4,747

$221,985

Distributions	$8,744

Expense reimbursements to the Advisor and its affiliates	$1,598,888

        As of December 31, 2018, the Company had amounts due and payable to the Advisor and its affiliates of $650,944, which is included in due to related parties on the accompanying consolidated balance sheet.

        NHS, LLC dba National Hospitality Services—NHS is wholly-owned by Norman Leslie, who is also a board member and 50% owner of the Advisor. On November 30, 2018, the Company entered into a management agreement with NHS. NHS provides property management and hotel operations management services for the Company's Holiday Inn Express hotel property in Cedar Rapids, Iowa. The agreement has an initial term of five years, which automatically renews for a period of five years on each successive five-year period, unless terminated.

        NHS earns a monthly base management fee for property management services, including overseeing the day-to-day operations of the hotel properties equal to 4% of gross revenue. NHS may earn an annual performance fee, equal to 20% of the annual improvement in net operating income, which may not exceed the amount of the base management fee. NHS earns other fees for various administrative services. The Company reimburses NHS for certain expenses incurred on behalf of the Company.

        Fees and reimbursements to NHS for the period ended December 31, 2018, were as follows:

Fees:
Management fees	$4,950
Other fees	3,011

$7,961

Expense reimbursements to NHS	$10,588

        As of December 31, 2018, the Company had amounts due and payable to NHS and its affiliates of $15,360, which is included in due to related parties on the accompanying consolidated balance sheet.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND
FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

8. RELATED PARTY TRANSACTIONS (Continued)

        Durellaw, PLC—Durellaw, PLC ("Durellaw"), a related party through common management, is a law firm which provided legal services to the Company during 2018, primarily related to acquisition and financing activities. For the period ended December 31, 2018, the Company incurred $46,057 of fees and $7,142 of reimbursable direct costs payable to Durellaw. As of December 31, 2018, the Company had amounts due and payable to Durellaw of $34,741, which is included in due to related parties on the accompanying consolidated balance sheet.

9. FRANCHISE AGREEMENT

        Holiday Inn Express of Cedar Rapids—On November 30, 2018, the Company signed a 10-year franchise agreement with Holiday Hospitality Franchising, LLC, an affiliate of InterContinental Hotels Group ("IHG"). The agreement requires payment of a royalty fee of 6% of gross room revenues, a services contribution fee of 3% of gross room revenues, and a monthly technology fee of $14.08 for each guest room for the life of the agreement. The Company paid an initial fee of $50,000 in connection with the franchise agreement which is being amortized over the term of the agreement.

10. COMMITMENTS AND CONTINGENCIES

        Legal Matters—From time to time, the Company may become party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company's results of operations or financial condition, which would require accrual or disclosure of the contingency and possible range of loss.

11. SUBSEQUENT EVENTS

        The Company has evaluated subsequent events for recognition and disclosure through the date these consolidated financial statements were available to be issued, May 2, 2019.

        On March 4, 2019, the Company entered into a purchase agreement to purchase a 125-room Hampton Inn & Suites hotel in Wichita, Kansas. The purchase price per the agreement is $17.5 million and the Company made a $250,000 earnest money deposit at the time of signing the purchase agreement.

        On March 4, 2019, the Company entered into a purchase agreement to purchase a 121-room Springhill Suites by Marriott hotel in Wichita, Kansas. The purchase price per the agreement is $16.5 million and the Company made a $250,000 earnest money deposit at the time of signing the purchase agreement.

        On March 5, 2019, the Company refinanced its Holiday Inn Express hotel property in Cedar Rapids, Iowa, removing it from its variable rate revolving line of credit and securing a long-term fixed rate loan. The existing loan was paid in full, and the Company entered into a new $5.9 million loan with Western State Bank. At the time of entering into the new loan $0.6 million of the loan proceeds were held back by the lender to fund future property improvements. The loan has a fixed interest rate of 5.33%, requires monthly interest only payments for the first 12 months and monthly principal and interest payments thereafter, and requires a balloon payment at maturity in March 2024.

LODGING FUND REIT III, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND
FOR THE PERIOD FROM APRIL 9, 2018 (INCEPTION) TO DECEMBER 31, 2018

11. SUBSEQUENT EVENTS (Continued)

        On March 19, 2019, the Company acquired a 111-room Hampton Inn & Suites in Pineville, North Carolina, for a purchase price of $13.9 million. In addition to the purchase price, the seller of the property may be entitled to additional consideration if the property exceeds certain performance criteria. At any time during the period April 1, 2020, to April 30, 2023, the seller of the property may make a one-time election to receive their additional consideration. The variable amount of additional consideration, if any, is based on increases in net operating income for a selected 12-month period of time. In conjunction with the acquisition of the property, the Company assumed an existing loan with Goldman Sachs Mortgage Company with an outstanding balance of $9.3 million. The loan requires monthly payments of principal and interest, has a fixed interest rate of 5.1335%, and requires a balloon payment at maturity in June 2024. The Company also entered into a management agreement with NHS to have NHS manage the day-to-day operations of the hotel property.

        On March 19, 2019, the Company drew $500,000 on its line of credit with Midwest Bank which was repaid in full on April 3, 2019.

        On April 10, 2019, the Company entered into a purchase agreement to purchase a 122-room Hampton Inn hotel in Eagan, Minnesota. The purchase price per the agreement is $14.3 million and the Company made a $500,000 earnest money deposit at the time of signing the purchase agreement.

        As of May 2, 2019, the Company had issued and sold 2,518,145 shares of common stock and received aggregate proceeds of $24,795,385, including 24,767 shares and $235,284 of proceeds attributable to the DRIP.

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